Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-200664

Prospectus Supplement No. 4

(to Prospectus dated May 14, 2015)

NEUROTROPE, INC.

25,225,000 Shares of Common Stock

This prospectus supplement no. 4 supplements the prospectus dated May 14, 2015, which forms a part of our registration statement on Form S-1 (Registration Statement No. 333-200664) relating to the resale of up to 25,225,000 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling stockholders.

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2015 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The attached information amends and supplements certain information contained in the prospectus. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the prospectus, including any supplements and amendments thereto. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB marketplace under the symbol “NTRP.” On August 10, 2015, the last reported closing price of our common stock was $0.65 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors for our common stock, which begin on page 10 of the prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission File Number:   333-172647

Neurotrope, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-3522381
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Park Place, Suite 1401

Newark, New Jersey 07102

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act) Yes ☐ No ☒

As of August 4, 2015, there were 28,679,540 shares of the registrant’s common stock, $ 0.0001 par value per share, issued and outstanding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this report contain or may contain forward-looking statements. These statements, identified by words such as “plan,” “anticipate,” “believe,” “estimate,” “should,” “expect” and similar expressions, include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to secure suitable financing to continue with our existing business or change our business and conclude a merger, acquisition or combination with a business prospect, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Readers should carefully review this report in its entirety, including but not limited to our financial statements and the notes thereto and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”). We advise you to carefully review the reports and documents we file from time to time with the SEC, particularly our quarterly reports on Form 10-Q and our current reports on Form 8-K. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to publicly release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

OTHER INFORMATION

When used in this report, the terms, “we,” the “Company,” “our,” and “us” refer to Neurotrope, Inc., a Nevada corporation (formerly BlueFlash Communications, Inc., a Florida corporation) and its consolidated subsidiary Neurotrope BioScience, Inc. (“Neurotrope BioScience”).

1

NEUROTROPE INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ITEM 1.  FINANCIAL STATEMENTS.

Neurotrope, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,390,238	$8,010,357
Prepaid expenses	75,055	97,073

TOTAL CURRENT ASSETS	3,465,293	8,107,430

Fixed Assets, net of accumulated depreciation	62,396	53,618

TOTAL ASSETS	$3,527,689	$8,161,048

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$852,436	$778,753
Accrued expenses	345,964	310,435
Note payable	26,276	-
Accounts payable and accrued expenses - related party	200,000	200,000

TOTAL CURRENT LIABILITIES	1,424,676	1,289,188

Commitments and contingencies

Convertible redeemable preferred stock, Series A, $.0001 par value, 50,000,000 shares authorized; 17,003,894 and 21,363,000 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively. Liquidation preference of $17,003,894 plus dividends accruable at 8% per annum of $2,842,673 as of June 30, 2015 and Liquidation preference of $21,363,000 plus dividends accruable at 8% per annum of $2,687,835 at December 31, 2014	14,736,626	18,524,163

SHAREHOLDERS' DEFICIT
Common stock - 300,000,000 shares authorized, $.0001 par value; 28,629,540 issued and outstanding at June 30, 2015; 24,034,094 shares issued and outstanding at December 31, 2014	2,863	2,403
Additional paid-in capital	10,662,438	6,627,983
Accumulated deficit	(23,298,914)	(18,282,689)

TOTAL SHAREHOLDERS' DEFICIT	(12,633,613)	(11,652,303)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$3,527,689	$8,161,048

See accompanying notes to condensed consolidated financial statements.

2

Neurotrope, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended	Six Months Ended	Three Months Ended	Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

OPERATING EXPENSES:
Research and development - related party	$1,215,881	$1,063,228	$615,881	$411,369
Research and development	1,079,478	405,968	586,821	405,968
General and administrative - related party	54,000	54,000	27,000	27,000
General and administrative	2,424,340	1,866,612	1,237,982	1,021,464
Stock-based compensation - related party	87,154	134,267	43,818	67,504
Stock-based compensation	157,861	202,217	139,375	98,061

TOTAL OPERATING EXPENSES	5,018,714	3,726,292	2,650,877	2,031,366

OTHER INCOME:
Interest income	2,489	8,883	921	4,454

Net loss before income taxes	(5,016,225)	(3,717,409)	(2,649,956)	(2,026,912)

Provision for income taxes	-	-	-	-

Net loss	$(5,016,225)	$(3,717,409)	$(2,649,956)	$(2,026,912)

Preferred Stock dividends	$(674,565)	$(908,210)	$(339,146)	$(460,774)

Net loss attributable to common shareholders	$(5,690,790)	$(4,625,619)	$(2,989,102)	$(2,487,686)

PER SHARE DATA:

Basic and diluted loss per common share	$(0.22)	$(0.21)	$(0.11)	$(0.11)

Basic and diluted weighted average common shares outstanding	25,829,000	21,765,000	27,623,000	21,889,000

See accompanying notes to condensed consolidated financial statements.

3

Neurotrope, Inc. and Subsidiary

Condensed Consolidated Statement of Changes in Shareholders’ Deficit

(Unaudited)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2015	24,034,094	$2,403	$6,627,983	$(18,282,689)	$(11,652,303)

Conversion of Series A preferred stock to common stock	4,359,106	436	3,787,101	-	3,787,537

Stock based compensation	-	-	245,015	-	245,015

Exercise of common stock warrants	236,340	24	2,339		2,363

Net loss	-	-	-	(5,016,225)	(5,016,225)

Balance June 30, 2015	28,629,540	$2,863	$10,662,438	$(23,298,914)	$(12,633,613)

See accompanying notes to condensed consolidated financial statements.

4

Neurotrope, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months	Six Months
	ended	ended
	June 30, 2015	June 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,016,225)	$(3,717,409)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	245,015	336,484
Depreciation expense	3,049	-
Change in assets and liabilities
(Increase) decrease in prepaid expenses	22,018	(8,397)
Decrease in accounts payable and accrued expenses - related party	-	(251,779)
Increase in accounts payable	73,683	344,162
Decrease in accrued expenses	35,529	36,953
Total adjustments	379,294	457,423

Net Cash Used in Operating Activities	(4,636,931)	(3,259,986)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,827)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	28,904	-
Repayments on note payable	(2,628)	-
Proceeds from exercise of common stock warrants	2,363	-

Net Cash Provided by Financing Activities	28,639	-

NET DECREASE IN CASH	(4,620,119)	(3,259,986)

CASH AT BEGINNING OF PERIOD	8,010,357	15,211,744

CASH AT END OF PERIOD	$3,390,238	$11,951,758

DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Conversion of Series A convertible redeemable preferred stock to common stock	$3,787,537	$132,378

See accompanying notes to condensed consolidated financial statements.

5

NEUROTROPE INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 – Organization and Nature of Planned Business:

Neurotrope BioScience was incorporated in Delaware on October 31, 2012. Neurotrope BioScience was formed to advance new therapeutic and diagnostic technologies in the field of neurodegenerative disease, primarily Alzheimer’s disease (“AD”). Neurotrope BioScience is collaborating with the Blanchette Rockefeller Neurosciences Institute (“BRNI”), a related party, in this process. The exclusive rights to certain technology were licensed by BRNI to the Company on February 28, 2013 (see Note 6).

On August 23, 2013, a wholly-owned subsidiary of Neurotrope, Inc. (formerly “BlueFlash Communications, Inc.”), Neurotrope Acquisition, Inc., a corporation formed in the State of Nevada on August 15, 2013 merged (the “Reverse Merger”) with and into Neurotrope BioScience. Neurotrope BioScience was the surviving corporation in the Reverse Merger and became the Company’s wholly-owned subsidiary. All of the outstanding Neurotrope BioScience common stock was converted into shares of Neurotrope, Inc. common stock on a one-for-one basis.

The transaction was accounted for as a reverse merger and recapitalization with Neurotrope BioScience as the acquirer for financial reporting purposes and Neurotrope, Inc. as the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements are those of Neurotrope BioScience and are recorded at the historical cost basis of Neurotrope BioScience, and the consolidated financial statements after completion of the Reverse Merger include the assets and liabilities of Neurotrope BioScience and Neurotrope, Inc., and the historical operations of Neurotrope, Inc. and Neurotrope BioScience from the closing date.

As a result of the Reverse Merger, Neurotrope, Inc. discontinued its pre-Reverse Merger business and acquired the business of Neurotrope BioScience, which it is continuing to operate through Neurotrope BioScience. The common stock of Neurotrope, Inc. is traded under the ticker symbol “NTRP.”

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Note 2 – Going Concern:

The unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, we have generated no revenues to-date, have incurred substantial losses and have substantial contractual commitments pursuant to various agreements to which we are a party.

Our ability to continue existence is dependent upon our continuing efforts to obtain additional financing to carry out our business plan. We intend to fund our operations through equity and/or debt financing arrangements and any revenues generated in the future. However, there can be no assurance that these arrangements, if any, will be sufficient to fund our ongoing capital expenditures, working capital, and other cash requirements. The outcome of these matters cannot be predicted at this time.

There can be no assurance that any additional financings will be available to us on satisfactory terms and conditions, if at all. These conditions raise substantial doubt as to our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies:

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:

Certain reclassifications have been made to the 2014 financial statements to conform to the consolidated 2015 financial statement presentation. These reclassifications had no effect on net loss or cash flows as previously reported.

6

Cash and Cash Equivalents:

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2015, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Property and Equipment:

Property and equipment is capitalized and depreciated on a straight line basis over the useful life of the asset, which is deemed to be between three and ten years. Property and equipment consist of the following:

	June 30, 2015	December 31, 2014
Property and equipment	$66,770	$54,943
Accumulated depreciation	$(4,374)	$(1,325)
Property and equipment, net	$62,396	$53,618

Depreciation expense for the six months ended June 30, 2015 and 2014 was $3,049 and $0, respectively.

Note Payable:

The Company financed its general liability and workers compensation insurance premiums for the insurable period from May 16, 2015 to May 15, 2016. The total principal amount of the unsecured note payable relating to the premiums is $31,613, which bears interest at an annual rate of 4.12%. The Company paid $2,709 as a down payment on May 16, 2015 and 11 additional monthly payments of $2,682 are due commencing June 15, 2015. The net balance of the note payable as of June 30, 2015 was $26,276.

Research and Development Costs:

All research and development costs, including costs to maintain or expand the Company’s patent portfolio that do not meet the criteria for capitalization are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at June 30, 2015 and December 31, 2014.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes and the tax effects of net operating loss and other carryforwards. The deferred tax assets and liabilities represent the future tax consequences of those differences and carryforwards, which will either be taxable or deductible when the related assets, liabilities or carryforwards are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions , which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from October 31, 2012 (inception) through June 30, 2015.

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as selling, general and administrative expense when assessed.

7

Risks and Uncertainties:

The Company operates in an industry that is subject to rapid technological change, intense competition and significant government regulation. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risk. Such factors include, but are not necessarily limited to, the results of clinical testing and trial activities, the ability to obtain regulatory approval, the ability to obtain favorable licensing, manufacturing or other agreements for its product candidates and the ability to raise capital to achieve strategic objectives.

Stock Compensation:

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

Note 4 – Contractual Commitments:

Effective as of July 16, 2014, the Company’s former President’s employment as Chief Executive Officer and President of Neurotrope BioScience and the Company was terminated. In connection with the termination, effective as of July 16, 2014, Neurotrope BioScience and its former President entered into a separation agreement and general release on October 9, 2014 (the “Separation Agreement”).

The Separation Agreement states that Neurotrope BioScience will pay or provide to the former President the following: (a) $2,684 within three days of the execution of the Separation Agreement by him, representing reimbursement of business expenses; (b) a lump sum equal to the total gross amount of $233,000; (c) a gross amount of $25,478 for his accrued, unused vacation; (d) reimbursement for the cost of continuing his current health care insurance in the same amount as the net reimbursement amounts paid to him on a monthly basis immediately prior to July 16, 2014 ($2,974 per month) until the earlier of the date on which he becomes eligible for medical insurance coverage with a new employer or July 16, 2015; (e) director’s and officer’s insurance coverage covering his actions while a director and/or officer of Neurotrope BioScience until July 16, 2020; and (f) $17,000 for reimbursement of his attorneys fees. In addition, the parties agreed that his ownership of any common shares of the company is not affected by the Separation Agreement and that any equity awards he received pursuant to the 2013 Equity Incentive Plan will be governed exclusively by the terms of such plan. Approximately $282,000 was paid to him pursuant to the Separation Agreement in 2014.

Effective February 28, 2013, the Company executed an agreement with Ramat Consulting Corp. (“Ramat”), a related party to the Company’s current President and CEO Charles S. Ramat, for consulting services, including business development and marketing consulting, for a five-year period, subject to annual renewals thereafter. The Ramat agreement was amended on February 2, 2015 to add Mr. Ramat’s duties as the Company’s President and CEO. Ramat's annual fee is $50,000, payable in monthly installments of $4,167, plus pre-approved travel and other reimbursable expenses. Ramat was issued a non-qualified option, with a term of ten years, to purchase 300,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option vested with respect to 20% of the shares as of February 28, 2013, and the balance vest on a daily basis over the four-year period beginning on February 28, 2013. Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (a) ten years from the date of grant; (b) the expiration of one year from the date of death or the termination of optionee as a service provider by reason of disability; or (c) the expiration of twelve months from the date of termination of optionee’s service as a service provider for any reason whatsoever other than termination of service for death or disability. An entity related to Ramat purchased 1,000,000 shares of the Company’s Series A Preferred Stock on the effective date of the agreement described in this paragraph. (See below in this Note 4 and Note 12 – “Subsequent Events” for additional information regarding Mr. Ramat’s compensation arrangement).

On October 1, 2013, the Company executed a four-year employment agreement, effective October 1, 2013, with Robert Weinstein, its current Executive Vice President, Chief Financial Officer, Treasurer and Secretary. This agreement provides for an annual salary of $240,000, which increased to an annual salary of $275,000 beginning January 1, 2015 plus a targeted bonus of 50% of base salary for all subsequent years. On October 1, 2013, the Company’s Board of Directors (the “Board”) granted an incentive stock option to Mr. Weinstein under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) to purchase 650,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.00 per share. These options vest 25% per year over four years, with accelerated vesting of 25% upon a termination without cause or for good reason.

On January 16, 2014, the Company executed a four-year employment letter with Neurotrope BioScience’s former Vice President – Commercial Operations. This employment letter provided for an annual salary of $210,000. On January 23, 2014, the Board granted an incentive stock option to its Vice President – Commercial Operations under the 2013 Plan to purchase 100,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. These options vest 20% per year over five years. Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (a) ten years from the date of grant; or (b) the expiration of one year from the date of death, disability or the termination of employment. On May 15, 2015, the Vice President – Commercial Operations was terminated without cause. As a result, the Company paid a severance payment of approximately $40,000 during the six months ending June 30, 2015. In addition, on June 17, 2015, the Vice President signed a separation agreement in which he deferred payment of his remaining severance due him of $175,000. Receipt of said amount is contingent upon the Company raising additional capital in excess of $7.5 million. As a result, the Company has accrued a severance payment of $175,000 as of June 30, 2015.

8

On January 22, 2014, the Company executed a four-year employment agreement with Neurotrope BioScience’s former Vice President and Chief Medical Officer. This agreement provided for an annual salary of $210,000. On January 23, 2014, the Board granted an incentive stock option to its former Vice President and Chief Medical Officer under the 2013 Plan to purchase 125,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.76 per share. On October 31, 2014, the Company terminated Neurotrope BioScience’s former Vice President and Chief Medical Officer without cause. Upon termination without cause and conditioned upon the execution of a release, he received severance and accelerated vesting of a portion of his incentive stock option to purchase 31,250 shares of the Company’s common stock. These options have lapsed. Approximately $217,000 was accrued for this severance arrangement in 2014 and paid in February 2015.

On June 1, 2014, the Company executed a four-year employment letter, with Neurotrope BioScience’s former Executive Director – Pharmacology. This employment letter provided for an annual salary of $180,000. On July 16, 2014, the Board granted an incentive stock option to the Executive Director-Pharmacology for the purchase of 50,000 shares of the Company’s common stock (see Note 10 – “Stock Options” for details). On May 15, 2015, the Executive Director – Pharmacology was terminated without cause. As a result, the Company has accrued a severance payment of $90,000 as of June 30, 2015. Receipt of said amount is contingent upon the Company raising additional capital in excess of $7.5 million.

On July 16, 2014, the Board appointed Charles S. Ramat and Paul E. Freiman to serve as Co-Chief Executive Officers, on an interim basis, of the Company and of Neurotrope BioScience. Mr. Freiman has served on the Board since October 18, 2013, and was appointed Co-Chairman of the Board on June 13, 2014. Mr. Ramat was elected to the Board on June 13, 2014 and was immediately appointed Co-Chairman of the Board.

In consideration of the services to be provided by Mr. Freiman and Mr. Ramat to the Company as Co-Chief Executive Officers, the Company agreed to pay each of them consulting fees in the amount of $20,000 per month for a term not to exceed six months, which fees would be reduced upon the employment of a permanent Chief Executive Officer to $10,000 per month for two months to aid in the transition of responsibilities to the new Chief Executive Officer. In addition, on July 23, 2014, Messrs. Freiman and Ramat were each granted non-qualified options to purchase 400,000 shares of the Company’s common stock for their roles as directors, Co-Chairmen of the Board and Co-Chief Executive Officers. Options to purchase 200,000 shares have an exercise price of $1.11 per share, or 110% of the Company’s last trading price on July 23, 2014 and were fully vested upon grant. Options to purchase the remaining 200,000 shares have an exercise price of $2.22 per share based upon two times the exercise price of $1.11 per share and vest on a daily basis up to 25% per year through July 23, 2018. See below regarding further changes to Messrs. Ramat and Freiman’s roles with the Company.

On September 4, 2014, the Company entered into a long-term lease for 4,000 square feet of office space in Newark, New Jersey. The lease commenced September 1, 2014 and expires December 1, 2017 and has two (2) one-year renewal options. The base rent is payable, commencing December 1, 2014, at an annual rate of $88,000 with no increases during the lease term and renewal terms. In addition, commencing September 1, 2014, the Company is obligated to pay its share of common area charges. The Company is amortizing the total base rent due over 39 months.

On September 12, 2014, the Board elected Mr. Ramat to be the Company’s President and Chief Executive Officer and Mr. Freiman to be the Company’s Chairman of the Board. In consideration of the services that Mr. Ramat will provide to the Company as President and CEO, the Company agreed to pay Mr. Ramat $400,000 per year with a bonus opportunity of up to 50% of such amount after one (1) year of service, which arrangement could have been terminated by either party on 60 days’ notice. The compensation payments to Mr. Ramat replaced the $20,000 per month consulting fee of July 16, 2014. Mr. Freiman’s compensation remains at $20,000 per month as Chairman of the Board. In addition to his salary for services as President and Chief Executive Officer of the Company, Mr. Ramat continues to be paid under an agreement with the Company pursuant to which he receives $50,000 per year. Subsequent to June 30, 2015, Messrs. Ramat and Freiman voluntarily deferred part of their compensation in order for the Company to conserve cash (See Note 12 – “Subsequent Events”).

In addition, on September 12, 2014, Messrs. Ramat and Freiman were granted non-qualified options to purchase 250,000 and 50,000 shares of the Company’s common stock, respectively, which have an exercise price of $0.60 per share, are fully vested upon grant, and have a ten-year life.

As of November 1, 2014, Neurotrope BioScience entered into an employment agreement for one (1) year with provisions for automatic renewals, with its Executive Vice President, Development and Chief Medical Officer. This agreement provides for an annual salary of $325,000 which shall increase at the discretion of the Company’s President. In addition, the employment agreement provides for a signing bonus of $102,083 in total, payable $8,507 monthly (if employed during the applicable payment cycle) and a discretionary bonus of up to 50% of base salary. In connection with his employment and as of his date of hire, the Company’s Compensation Committee authorized a grant of a non-qualified stock option to Neurotrope BioScience’s Executive Vice President and Chief Medical Officer under the 2013 Plan to purchase 250,000 shares of the Company’s common stock, with a term of ten years, exercisable at $0.71 per share. These options vest 20% per year over five years commencing November 1, 2015.

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On April 10, 2015, the Board approved an amendment to the Company’s compensation arrangement with Mr. Ramat relating to his services as President and Chief Executive Officer of the Company. The arrangement provided that Mr. Ramat’s services as President and Chief Executive Officer of Neurotrope may be terminated by either the Company or Mr. Ramat on 180 days’ notice, instead of 60 days’ notice. On June 9, 2015, following the consideration by and upon the recommendation of the Compensation Committee of the Board, the Board approved a change to the Company’s compensation arrangement with Mr. Ramat relating to his services as President and Chief Executive Officer of the Company. The Company and Mr. Ramat agreed that in the event of termination of Mr. Ramat as President and Chief Executive Officer without cause, Mr. Ramat will receive a severance payment equal to six months of $400,000 (or, $200,000). Further, the arrangement provides that Mr. Ramat’s services as President and Chief Executive Officer of the Company may be terminated by either the Company or Mr. Ramat on 60 days’ notice, rather than 180 days’ notice as previously agreed upon.

On April 10, 2015, the Board also agreed to grant Mr. Ramat a stock option exercisable for 100,000 shares of common stock of Neurotrope (the “Financing Option”) in the event the Company successfully completes a financing pursuant to which it raises at least ten million dollars ($10,000,000). The Financing Option will be issued to Mr. Ramat on the date of the closing of the applicable financing (assuming Mr. Ramat’s continued service as the President and Chief Executive Officer of the Company as of such date), will be fully vested as of the date of grant, and will have an exercise price per share equal to the price per share paid by investors for securities of the Company in the applicable financing.

Note 5 – Collaborative Agreements:

On May 12, 2014, the Company entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents.

Pursuant to the Stanford Agreement, in 2014, the Company paid Stanford a total of $60,850, of which $48,564 was expensed by the Company in 2014 with the balance expensed during the six month period ending June 30, 2015. The Company is also obligated to pay Stanford: (a) a $10,000 annual license maintenance fee; (b) milestone payments in the aggregate amount of up to $3,700,000 upon the achievement of certain product development events commencing upon the filing of the first IND application through approval of an applicable product; and (c) low single-digit royalties on net sales of licensed products. During the six month period ending June 30, 2015, the Company paid Stanford the annual maintenance fee of $10,000 which will be amortized over the applicable one-year licensing period.

Each party has the right to terminate the Stanford Agreement for an uncured material breach of the other party. Additionally, the Company may terminate the Stanford Agreement at any time upon 60 days’ written notice to Stanford.

On May 15, 2014, the Company entered into an agreement with a contract research organization (“CRO”) to conduct a clinical trial relating to AD. The Company had agreed to pay fees to the CRO totaling $715,159, based upon signing of the agreement and the CRO achieving certain clinical trial milestones, plus reasonable out-of-pocket expenses. On November 19, 2014, the CRO agreement was amended, requiring the Company to pay a reduced amount totaling $657,238 plus third party pass through expenses. The Company has incurred a total of $687,112 in fees, $377,225 and $417,877 of which are included in the balance sheet as payables as of June 30, 2015 and December 31, 2014, respectively.

On July 14, 2014, Neurotrope BioScience entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope BioScience a revenue-bearing, world-wide right and (a) exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of PKC epsilon, which includes Niemann-Pick C Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows Neurotrope BioScience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (“Mount Sinai Licensed Product(s)”) in the Mount Sinai Field of Use.

Pursuant to the Mount Sinai Agreement, Neurotrope BioScience is obligated to pay a $25,000 license initiation fee to Mount Sinai. Neurotrope BioScience is also obligated to pay Mount Sinai (a) a $10,000 annual license maintenance fee until minimum royalty payments are due, (b) milestone payments in the aggregate amount of up to $3,500,000 upon the achievement of certain product development events relating to the approval of a Mount Sinai Licensed Product in the United States and other jurisdictions, (c) low single-digit royalties on net sales of the Mount Sinai Licensed Products, and (d) a portion of sublicense fees ranging from a significant double-digit percentage based on sublicensing before completion of in vivo proof-of-concept experiments to a mid-single digit percentage after product approval. In 2014, the Company paid Mount Sinai $25,000, which represents the license initiation fee described above. Of this $25,000, the Company expensed $11,458 in 2014 and $12,500 during the six month period ending June 30, 2015.

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Each party has the right to terminate the Mount Sinai Agreement for an uncured material breach of the other party. Additionally, Neurotrope BioScience may terminate the Mount Sinai Agreement at any time upon 60 days’ written notice to Mount Sinai. Further, upon termination, Neurotrope BioScience may continue to sell any and all Mount Sinai Licensed Products, provided that Neurotrope BioScience will pay Mount Sinai a reduced royalty for Mount Sinai Licensed Products that are indicated as therapeutics or diagnostics for Niemann Pick disease which are sold following the termination of the Mount Sinai Agreement.

The term of the Mount Sinai Agreement began upon signing and will expire with respect to each Mount Sinai Licensed Product on a Mount Sinai Licensed Product-by-Mount Sinai Licensed Product basis and country-by-country basis, from first commercial sale until the later of: (a) expiration of the last to expire Joint Patent Rights covering such Mount Sinai Licensed Product in such country; (b) expiration of any market exclusivity period granted by a regulatory agency with respect to such Mount Sinai Licensed Product in such country; or (c) ten years after the first commercial sale of such Mount Sinai Licensed Product in such country.

On March 30, 2015, Neurotrope Bioscience signed a letter of intent with Worldwide Clinical Trials (“WCT”) to commence pre-patient enrollment activities for the conduct of a Phase 2b clinical trial of the Company’s compound, bryostatin-1, for the treatment of Alzheimer’s disease. The letter of intent, which has subsequently expired, outlined the scope of the services that WCT provided to the Company in relation to the expected Phase 2b clinical trial, as well as additional services that WCT expects to provide once the clinical trial is initiated after the Company obtains additional financing. The Company paid WCT approximately $300,000 for the services and related third-party costs pursuant to the terms of the letter of intent.

Note 6 – Related Party Transactions and Licensing / Research Agreements:

Two directors of the Company, James Gottlieb and William Singer, are also directors of BRNI. Mr. Singer is the president of BRNI. BRNI is a stockholder of a corporation, Neuroscience Research Ventures, Inc. (“NRVI”), which owned 31.5% of the Company's outstanding common stock as of June 30, 2015.

Effective October 31, 2012, Neurotrope BioScience executed a Technology License and Services Agreement with BRNI, a related party, and NRV II, LLC, another affiliate of BRNI. As of February 4, 2015, the parties entered into an Amended and Restated Technology License and Services Agreement (the “BRNI License Agreement”). The BRNI License Agreement further amended and restated that certain Technology License and Services Agreement executed as of October 31, 2012, which was previously amended by Amendment No. 1 to the Technology License and Services Agreement as of August 21, 2013. Under the terms of the BRNI License Agreement, BRNI provides research services and granted Neurotrope BioScience the exclusive and nontransferable license right to certain patent and intellectual property which became effective upon the Neurotrope BioScience’s completion of a Series A Preferred Stock financing generating net proceeds to Neurotrope BioScience of at least $8,000,000 on February 28, 2013. The BRNI License Agreement terminates on the later of the date (a) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (b) the last of the intellectual property enters the public domain.

After the initial Series A Preferred Stock financing, the BRNI License Agreement requires Neurotrope BioScience to enter into scope of work agreements with BRNI as the preferred service provider, for any research and development services or other related scientific assistance and support services. Neurotrope BioScience is not permitted to engage any other person other than BRNI to perform research or development services or other related scientific assistance without prior written consent of BRNI, except under certain circumstances. BRNI and Neurotrope may agree to have a third party provide services identical or similar to such services to Neurotrope in the case where BRNI is demonstrably unable to do so or such third party is demonstrably in a superior position to do so.

In addition, the BRNI License Agreement requires the Company to pay BRNI a “Fixed Research Fee,” commencing the date that the Company completes a Series B Preferred Stock financing resulting in net proceeds of at least $25,000,000 (the “Series B Financing”). The fixed research fee is (a) a pro-rata amount of $1,000,000 in the year the Company completes such financing (b) $1,000,000 per year for five calendar years subsequent to such financing and (c) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the BRNI License Agreement. The Company has not yet completed this Series B Financing (see Note 9) and, accordingly, no such fees are due.

The BRNI License Agreement also requires the payment of royalties ranging between 2% and 5% of the Company’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRVI holds in the Company. Under the BRNI License Agreement, the Company is required to prepay royalty fees at a rate of 5% of all investor funds raised in the Series A or Series B Preferred Stock financings or any subsequent rounds of financing prior to a public offering, less commissions.

Pursuant to the BRNI License Agreement, on February 4, 2015, Neurotrope BioScience and BRNI entered into a new Statement of Work and Account Satisfaction Agreement, or the February 2015 SOW. The February 2015 SOW is effective as of October 1, 2014 and continues until September 30, 2015.

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Pursuant to the February 2015 SOW, Neurotrope BioScience agreed to pay BRNI $2,400,000 in service fees and other amounts payable at a rate of $200,000 per month for each month from October 1, 2014 through September 30, 2015. The parties agreed that the first $600,000 of payments satisfy certain outstanding amounts owed to BRNI. Of this $600,000, $400,000 was paid in 2014, and the remaining $200,000 was paid in 2015. Neurotrope BioScience also agreed to pay BRNI $20,000, in quarterly payments of $5,000 each, during the twelve months from the date of the SOW in exchange for advising and consulting services by BRNI’s chief scientist regarding Neurotrope BioScience’s contract with the Icahn School of Medicine at Mt. Sinai Hospital for the use of bryostatin in the treatment of Niemann Pick disease.

In consideration for the February 2015 SOW, BRNI agreed to (a) use commercially reasonable efforts to enroll at least four (4) additional compassionate use or expanded access patients, in trials of BRNI’s Alzheimer’s therapeutic drug platform during the term of the SOW, (b) perform certain services requested by Neurotrope BioScience for the further development of BRNI’s Alzheimer’s therapeutic drug platform, (c) perform certain services for the further development of BRNI’s Alzheimer’s diagnostic test, (d) to the extent permitted by applicable law, transfer all of its rights and regulatory obligations, except for those relating to the compassionate use expanded access trials, associated with BRNI’s Investigative New Drug Application (IND) 71,276 to Neurotrope BioScience, (e) conduct initial research on the application of its PKC epsilon platform to treat Fragile X disease, (f) conduct initial research on polyunsaturated fatty acid derivatives for the purpose of developing a commercially usable PKC epsilon activator, and (g) provide assistance, advice and other similar services to Neurotrope BioScience regarding Neurotrope BioScience’s analysis of bryologs pursuant to Neurotrope BioScience’s agreement with Stanford University, for the purpose of developing a commercially usable PKC epsilon activator. Furthermore, BRNI agreed to transfer a certain amount of bryostatin drug substance and bryostatin kits containing drug substance for non-human use to a third-party for storage and handling for Neurotrope BioScience’s pre-clinical and clinical use, which was completed on March 10, 2015.

In order for BRNI to perform certain of the services described in (c) above, Neurotrope BioScience agreed, at a reasonable time, to reimburse a third party for services BRNI received from such third party in the amount of $150,000 in connection with BRNI’s former diagnostic trial program with such third party. Also, under certain conditions, Neurotrope BioScience agreed to enter into an agreement with a specified research institution for the analysis of tissue samples and autopsy results for a validation trial as part of the development process for the diagnostic test. If Neurotrope BioScience did not proceed with a certain portion of such agreement by June 30, 2015, then the rights to the diagnostic test would revert to BRNI and Neurotrope BioScience will no longer be licensed thereto.

As of July 10, 2015, Neurotrope BioScience’s rights to the technology associated with the AD diagnostic test automatically reverted back to BRNI effective June 30, 2015(See Note 12 “Subsequent Events”).

For the six months ended June 30, 2015, Neurotrope BioScience incurred $1,200,000 in expenses relating to the February 2015 SOW.

See Note 4 for additional related party transactions.

Note 7– Income Taxes:

The Company incurred a net operating loss for income tax purposes of $18,281,973 for the period from October 31, 2012 (inception) through June 30, 2015. Income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. Under current U.S. federal tax law, the Company would receive a compensation expense deduction related to non-qualified stock options only when those options are exercised. Accordingly, the financial statement recognition of compensation cost for non-qualified stock options creates a deductible temporary difference which results in a deferred tax asset of approximately $240,000 as of June 30, 2015. The Company does not recognize a tax benefit for compensation expense related to incentive stock options (ISOs) unless the underlying shares are disposed of in a disqualifying disposition. Accordingly, compensation expense related to ISOs is treated as a permanent difference for income tax purposes. These deferred tax assets are reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.

Note 8 – Common Stock:

During the six months ended June 30, 2015, 34 holders of 4,359,106 total shares of Preferred Stock converted that Preferred Stock into 4,359,106 shares of Neurotrope’s common stock and seven holders of 236,340 warrants exercisable at $0.01 per share of common stock exercised their warrants into 236,340 shares of Neurotrope’s common stock. During the year ended December 31, 2014, ten holders of 1,637,000 total shares of Preferred Stock converted that Preferred Stock into 1,637,000 shares of Neurotrope’s common stock and five holders of 613,228 warrants exercisable at $0.01 per share of common stock exercised their warrants into 613,228 shares of Neurotrope’s common stock.

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Note 9 – Preferred Stock:

As of September 2, 2014, the Company and the holders of a majority of the Company’s Series A Preferred Stock entered into an amendment (the “Amendment”) to the Preferred Stockholders Agreement, dated as of August 23, 2013 (the “Preferred Stockholder Agreement”). Under the terms of the Amendment, the parties removed provisions relating to the right of first refusal and certain prohibitions relating to transfers, which were set forth in the Preferred Stockholder Agreement. In addition, the parties made other technical changes to the terms of the Preferred Stockholder Agreement.

Note 10 – Stock Options:

Our Board of Directors adopted, and our stockholders approved, the 2013 Plan, which provided for the issuance of incentive awards of up to 7,000,000 shares of the Company’s common stock (until it was amended as provided below) to officers, key employees, consultants and directors. Upon the closing of the Reverse Merger, options to purchase an aggregate of 5,154,404 shares of the Company’s common stock were issued. Of these options: (a) 3,500,000 options were issued to founding stockholders and 54,404 were granted to a consultant, each with a term of ten years, exercisable at $1.75 per common share, 100% of these options vested on the date of grant; (b) 1,050,000 options were issued to four directors (or their affiliates) and 250,000 to a consultant with a term of ten years, exercisable at $1.00 per common share, which vest 20% per year for each of five years after the date of grant; and, (c) 300,000 options were granted to a consultant with a term of ten years, exercisable at $1.00 per common share which vested 20% on the date of grant and vest 20% per year over the next four years. These options were issued in conversion of options issued by Neurotrope BioScience on February 28, 2013.

On January 23, 2014, the Company issued, under the 2013 Plan, 300,000 options to three employees, each with a term of ten years, exercisable at $1.76 per common share. 125,000 of these options vest 25% per year, with accelerated vesting of 25% upon a termination without cause or for good reason, with the remaining 175,000 vesting 20% per year. On March 21, 2014, the Company issued, under the 2013 Plan, 30,000 options to one employee with a term of ten years, exercisable at $2.30 per common share and vests 20% per year commencing on March 31, 2015.

On July 16, 2014, the Company issued incentive stock options to purchase 50,000 shares of common stock under the 2013 Plan to one employee with a term of ten years, exercisable at $1.24 per common share which vest 20% per year commencing July 16, 2015.

On July 23, 2014, the Company’s Board, and on June 9, 2015, the stockholders, approved increasing the total shares available under the 2013 Plan by 3,000,000 to 10,000,000.

Also, on July 23, 2014, the Board granted non-qualified stock options to three directors, each in the amount of 100,000 shares of common stock; 50,000 of which have an exercise price equal to $1.11, which vested on the date of the grant hereof; and 50,000 of which have an exercise price equal to two times the value of the exercise price of the first 50,000 options, or $2.22 which vest daily over four (4) years (assuming continued service on behalf of the Company), up to 25% per year, until the grant is fully vested on July 23, 2018.

On September 12, 2014, the Board granted the Company’s Chief Executive Officer and Chairman non-qualified options to purchase 250,000 and 50,000 shares of the Company’s common stock, respectively, which have an exercise price of $0.60 per common share, are fully vested upon grant and have a term of ten years. Also, the Board granted 300,000 non-qualified stock options to a newly appointed director with a term of ten years, exercisable at $0.60 per common share and vesting daily over five years commencing September 12, 2014.

On March 19, 2015, the Company issued stock options to purchase 20,000 shares of the Company’s common stock to one employee with a term of ten years, exercisable at $1.17 per common share and vesting 20% per year commencing March 19, 2016. In addition, the Company issued stock options to purchase 50,000 shares of the Company’s common stock to one consultant with a term of ten years, exercisable at $1.17 per common share and vesting over four years beginning September 15, 2014. As of June 30, 2015, the consultant’s options terminated with no vested options exercised based upon the consultant not renewing its consulting agreement with the Company.

A summary of the Company’s stock option activity for the six months ending June 30, 2015 is as follows:

	Options Outstanding	Weighted-Average Exercise Price
Outstanding at January 1, 2015	7,769,202	$1.40
Options granted	70,000	$1.17
Options forfeited	(101,250)	$(1.24)
Options exercised	0	0
Outstanding at June 30, 2015	7,737,952	$1.40
Options exercisable June 30, 2015	4,887,260	$1.48

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The weighted-average remaining contractual term of options exercisable and outstanding at June 30, 2015 was approximately up to 8.0 and up to 8.4 years, respectively.

The Company used the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method.

The fair value of stock options issued for the six months ended June 30, 2015 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Volatility 91.85%; Risk-free interest rate 1.98%; weighted average grant date fair value of $1.02 per common share. There is no current allowance for forfeitures.

The total stock option-based compensation recorded as operating expense was $245,015 and $336,484 for the six months ended June 30, 2015 and 2014, respectively. All of the stock option-based compensation expense was classified as stock based compensation expense.

Note 11 – Common and Preferred Stock Reserved for Future Issuances:

Common stock reserved for future issuances consisted of the following at June 30, 2015:

Common Stock Reserved
Common stock warrants outstanding	1,375,432

Common stock options outstanding	7,737,952
Conversion of Series A Preferred Stock	17,003,894
Total	26,117,278

On February 9, 2015, the holders of placement agent warrants to purchase an aggregate of 1,325,000 shares of our Series A Preferred Stock entered into Conversion Agreements with us pursuant to which such holders’ placement agent warrants to purchase Series A Preferred Stock were converted, for no additional consideration, into common stock purchase warrants to purchase an aggregate of 1,325,000 shares of our common stock.

Note 12 – Subsequent Events:

From July 1 through August 13, 2015, holders of the Company’s Series A Preferred Stock converted a total of 248,000 shares of the Company’s Series A Preferred Stock (issued in 2013) into 248,000 shares of the Company’s common stock.

On July 1, 2015, Mr. Ramat agreed to defer $25,000 of his salary, and Mr. Freiman agreed to defer 50% of his consulting fees until the Company raises additional funds. Also, as of August 1, 2015, the former Chairman of the Board, who receives $9,000 a month in fees, agreed to defer 50% of his director fees until the Company raises additional funds. The Company will accrue such fee deferral from July 1, 2015 and August 1, 2015, respectively, until they are paid.

Under the Technology License and Services Agreement, dated October 31, 2012 (“TLSA”) between Neurotrope BioScience and BRNI and NRV II, LLC, Neurotrope BioScience received a license to certain technology, including rights relating to an in vitro test system based on examination of skin cells intended to predict the presence of Alzheimer’s disease in humans (the “AD Diagnostic Test”). Further, under the Statement of Work and Account Satisfaction Agreement, dated February 4, 2015, between Neurotrope BioScience, and BRNI (the “SOW”), Neurotrope BioScience’s rights to the technology associated with the AD Diagnostic Test automatically revert to BRNI based on certain contractual conditions. On July 10, 2015, Neurotrope BioScience, Inc.’s rights to the technology associated with the AD Diagnostic Test automatically reverted to BRNI in accordance with the SOW. The remaining terms and conditions of the TLSA and the SOW, including the license of technology associated with Neurotrope BioScience’s PKC activator research (such as bryostatin), remain in full force and effect, in accordance with the conditions thereof.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains forward-looking statements, including, without limitation, in this section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this report may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this report appears in the section captioned “Risk Factors” in our Annual Report for the fiscal year ended December 31, 2014, filed with the SEC and elsewhere in this report. Readers should carefully review this report in its entirety, including but not limited to our financial statements and the notes thereto and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC. We advise you to carefully review the reports and documents we file from time to time with the SEC, particularly our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this report to reflect any new information or future events or circumstances or otherwise.

On August 23, 2013, our wholly-owned subsidiary, Neurotrope Acquisition, Inc., a corporation formed in the State of Nevada on August 15, 2013 merged with and into Neurotrope BioScience. Neurotrope BioScience was the surviving corporation in the Reverse Merger and became Neurotrope, Inc.’s wholly-owned subsidiary. All of the outstanding Neurotrope BioScience common stock was converted into shares of the Company’s common stock on a one-for-one basis, and all of the outstanding shares of Neurotrope BioScience Series A Preferred Stock were converted into shares of our Series A Preferred Stock, in each case on a one-for-one basis. As the result of the Reverse Merger and the change in business and operations of the Company, from engaging in the business of providing software solutions to deliver geo-location targeted coupon advertising to mobile internet devices, to the biotechnology business, including the development of a drug candidate called bryostatin for the treatment of Alzheimer’s disease, or AD, and, potentially, a diagnostic test for AD, a discussion of the past financial results of Neurotrope, Inc. (i.e., while operating as BlueFlash Communications, Inc.) is not pertinent, and under applicable accounting principles, the historical financial results of Neurotrope BioScience, the accounting acquirer, prior to the Reverse Merger, are considered our historical financial results.

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on the unaudited financial statements contained in this report, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Basis of Presentation

The unaudited financial statements for our fiscal quarters ended June 30, 2015 and 2014, include a summary of our significant accounting policies and should be read in conjunction with the discussion below and our financial statements and related notes included elsewhere in this quarterly report.

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Overview

Neurotrope BioScience was founded as a Delaware corporation in October 2012. Our activities since Neurotrope BioScience’s inception through June 30, 2015 have been devoted primarily to the research and development of AD therapeutic products and related diagnostics using patented technology and raising capital. This technology is licensed by us from the Blanchette Rockefeller Neuroscience Institute, or BRNI, and its affiliate, NRV II, LLC pursuant to the Amended and Restated Technology License and Services Agreement, or BRNI License, entered into on February 4, 2015. Prior to being licensed to us, the technology had been under development by BRNI since 1999 and was financed by BRNI from a variety of non-investor sources including not-for-profit foundations, the National Institutes of Health and individual philanthropists up until March 2013. From March 2013 forward, development of the licensed technology has been funded principally through collaboration by BRNI with Neurotrope BioScience. See the description of Neurotrope BioScience financings below in “Financial Condition, Liquidity and Capital Resources – Sources and Uses of Liquidity.” The Company has not, as of June 30, 2015, realized any revenues from its operations.

The BRNI License further amended and restated that certain Technology License and Services Agreement executed as of October 31, 2012, which was previously amended by Amendment No. 1 to the Technology License and Services Agreement as of August 21, 2013.

Pursuant to the BRNI License, Neurotrope BioScience maintained its exclusive (except as described below), non-transferable (except pursuant to the BRNI License’s assignment provision), world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under BRNI’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by BRNI or licensed to NRV II, LLC by BRNI as of or subsequent to October 31, 2012 to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic and diagnostic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the BRNI License specifies that all patents that issue from a certain patent application, shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the BRNI License.

Notwithstanding the above license terms, BRNI and its affiliates retain rights to use the licensed intellectual property in the Field of Use to engage in research and development and other non-commercial activities and to provide services to Neurotrope BioScience or to perform other activities in connection with the BRNI License.

Under the BRNI License, Neurotrope BioScience may not enter into sublicense agreements with third parties except with BRNI’s prior written consent, which consent shall not be commercially unreasonably withheld. Furthermore, the BRNI License dated February 4, 2015 revises the agreement that was entered into as of October 31, 2012 and amended on August 21, 2013, in that it provides that any intellectual property developed, conceived or created in connection with a sublicense agreement that Neurotrope BioScience entered into with a third party pursuant to the terms of the BRNI License will be licensed to BRNI and its affiliates for any and all non-commercial purposes, on a worldwide, perpetual, non-exclusive, irrevocable, non-terminable, fully paid-up, royalty-free, transferable basis, with the right to freely sublicense such intellectual property. Previously, the agreement had provided that such intellectual property would be assigned to BRNI.

We are required to pay to BRNI a royalty in an amount of up to 5% of our revenues in connection with the licensed technology depending upon the percentage of our ownership held by Neuroscience Research Ventures, Inc., which is an affiliate of BRNI (the amount of the royalty generally increases as the percentage ownership by Neuroscience Research Ventures, Inc. decreases). Within 30 days after our receipt of any amount of capital raised in a financing prior to a public offering, we are required to pay to BRNI 5% of such amount as an advance payment of future royalties.

Under the BRNI License, BRNI and Neurotrope BioScience will jointly own data, reports and information that is generated on or after February 28, 2013, by Neurotrope BioScience, on behalf of Neurotrope BioScience by a third party or by BRNI pursuant to a statement of work that the parties enter into pursuant to the BRNI License, in each case to the extent not constituting or containing any data, reports or information generated prior to such date or by BRNI not pursuant to a statement of work (the “Jointly Owned Data”). BRNI has agreed not to use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose during the term of the BRNI License or following any expiration of the BRNI License other than an expiration that is the result of a breach by Neurotrope BioScience of the BRNI License that caused any licensed patent to expire, become abandoned or be declared unenforceable or invalid or caused any licensed technology to enter the public domain (a “Natural Expiration”) provided, however, BRNI may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose following any termination of the BRNI License. Also, BRNI granted Neurotrope BioScience a license during the term and following any Natural Expiration, to use certain BRNI data in the Field of Use for any commercial purposes falling within the scope of the license granted to Neurotrope BioScience under the BRNI License.

The BRNI License further requires us to pay BRNI (i) a fixed research fee equal to a pro-rata amount of $1 million in the year during which we close on a $25 million round of financing, (ii) a fixed research fee of $1 million per year for each of the five calendar years following the completion of such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the BRNI License.

The term of the BRNI License continues until the later of the date (i) the last of the licensed patents expires, is abandoned or is declared unenforceable or invalid (in each case, determined in accordance with the BRNI License) and (ii) the last of the licensed technology enters the public domain. Either party has the right to terminate the BRNI License after 30 days prior notice in certain circumstances, including if either party were to materially breach any provisions of the BRNI License and does not cure such material breach within 60-days from notice of such material breach from the non-breaching party, for breaches that are capable of being cured, in the event of certain bankruptcy or insolvency proceedings or in the event of the termination of a certain Stockholders Agreement dated August 23, 2013, with respect to us.

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Pursuant to the BRNI License, on February 4, 2015, Neurotrope BioScience and BRNI entered into a Statement of Work and Account Satisfaction Agreement, or the February 2015 SOW. The February 2015 SOW is effective as of October 1, 2014 and continues until September 30, 2015 (see details below).

On May 12, 2014, we entered into a license agreement (the “Stanford Agreement”), with The Board of Trustees of the Leland Stanford Junior University (“Stanford”) pursuant to which Stanford granted us a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents. Pursuant to the Stanford Agreement, we paid a $60,000 license initiation fee to Stanford. We will also pay Stanford (a) a $10,000 annual license maintenance fee, (b) milestone payments in the aggregate amount of up to $3,700,000 upon the achievement of certain product development events commencing upon the filing of the first IND application through approval of an applicable product, and (c) low single-digit royalties on net sales of the licensed products. Each party has the right to terminate the Stanford Agreement for an uncured material breach of the other party. Additionally, we may terminate the Stanford Agreement at any time upon 60 days written notice to Stanford.

Under the February 2015 SOW, BRNI agreed to, among other things, provide assistance, advice and other similar services to us regarding our analysis of bryologs pursuant to our agreement with Stanford University, for the purpose of developing a commercially usable protein kinase C (“PKC”) epsilon activator.

On May 15, 2014, we entered into an agreement with a contract research organization, or CRO, to conduct a Phase 2a clinical trial relating to the evaluation of bryostatin for the treatment of AD. We agreed to pay fees to the CRO totaling $715,159 based upon signing of the agreement and the CRO achieving certain clinical trial milestones, plus reasonable out-of-pocket expenses. During November 2014, we amended the original agreement which reduced the number of subjects in the clinical trial from 15 to nine, resulting in a reduced total cost estimate of $657,236. The trial was completed in early 2015 and the results were reported as described below.

On July 14, 2014, Neurotrope BioScience entered into an Exclusive License Agreement, or the “Mount Sinai Agreement”, with the Icahn School of Medicine at Mount Sinai, or Mount Sinai. Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope BioScience a revenue-bearing, world-wide right and (i) exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patent rights, as well as in certain test results and data, and (ii) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information. The Mount Sinai Agreement allows Neurotrope BioScience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer for sale the Mount Sinai licensed products relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of PKC epsilon, which includes Niemann-Pick C Disease. Pursuant to the Mount Sinai Agreement, Neurotrope BioScience paid $25,000 license initiation fee to Mount Sinai. Neurotrope BioScience will also pay Mount Sinai (a) a $10,000 annual license maintenance fee until minimum royalty payments are due, (b) milestone payments in the aggregate amount of up to $3,500,000 upon the achievement of certain product development events relating to the approval of a licensed product in the United States and other jurisdictions, (c) low single-digit royalties on net sales of the Mount Sinai licensed products, and (d) a portion of sublicense fees ranging from a significant double-digit percentage based on sublicensing before completion of in vivo proof-of-concept experiments to a mid-single digit percentage after product approval. Each party has the right to terminate the Mount Sinai Agreement for an uncured material breach of the other party. Additionally, Neurotrope BioScience may terminate the Agreement at any time upon 60 days written notice to Mount Sinai. Further, upon termination, Neurotrope BioScience may continue to sell any and all Mount Sinai licensed products, provided that Neurotrope BioScience will pay Mount Sinai a reduced royalty for Mount Sinai licensed products that are indicated as therapeutics or diagnostics for Niemann Pick disease which are sold following termination of the Mount Sinai Agreement.

On July 29, 2014, we announced that we initiated our Phase 2a clinical trial to evaluate bryostatin for the treatment of patients with AD. The trial was being conducted under an IND application filed by BRNI. BRNI transferred its rights and obligations arising under such IND application to us on February 4, 2015. We enrolled a total of nine patients in the randomized, double-blind, placebo-controlled, single dose study. Six patients were randomized to receive bryostatin by injection and three received a matching placebo control. The primary objective of the clinical trial was to assess the safety and tolerability of a single dose of bryostatin in the treatment of patients with AD. The secondary objectives of the study were the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and the evaluation of any correlation between changes in PKC epsilon with plasma levels of bryostatin and with improvement in cognitive function. On February 24, 2015, we announced that the Phase 2a clinical trial met its primary endpoint demonstrating preliminary safety and tolerability of bryostatin. On March 17, 2015, we announced that preliminary assessment of PKC epsilon levels in peripheral monocytes demonstrated a significant increase in total PKC protein levels at the end of the bryostatin infusion consistent with target engagement. An additional secondary objective of the study was the evaluation of efficacy following a single dose of bryostatin and there was no measurable improvement in cognition in this mildly impaired patient population. Following on these results, we are actively planning our Phase 2b, multi-site, double-blind, placebo controlled trial intended to enroll approximately 150 patients in moderately severe to severe AD patients at approximately 30 sites across the United States. Depending upon our resources, we intend to begin enrollment at the initial sites by the end of 2015. Assuming prompt enrollment at the majority of the sites, we expect that within approximately 15 months, we will receive data from an interim analysis with final top line results available in approximately 18 months from the start of enrollment. This trial is designed to administer dosing of bryostatin for up to six months for moderately severe to severe AD patients. Among the trial’s endpoints are the measurement of improvement in cognition, activities of daily living and behavior. The Company’s goal is to show the robust treatment effect that the regulatory agencies, the marketplace and, most importantly, our patients and their caregivers are seeking.

Pursuant to the February 2015 SOW, Neurotrope BioScience agreed to pay BRNI two million four hundred thousand dollars ($2,400,000) in service fees and other amounts payable at a rate of two hundred thousand dollars ($200,000) per month for each month from October 1, 2014 through September 30, 2015. The parties agreed that the first six hundred thousand dollars ($600,000) of payments satisfy certain outstanding amounts owed to BRNI. Of this $600,000, $400,000 was paid in 2014, and the remaining $200,000 was paid in 2015. Neurotrope BioScience also agreed to pay BRNI twenty thousand dollars ($20,000) in quarterly payments during the twelve months from the date of the February 2015 SOW in exchange for advising and consulting services by BRNI’s chief scientist regarding Neurotrope BioScience’s contract with the Icahn School of Medicine at Mt. Sinai Hospital for the use of bryostatin in the treatment of Niemann-Pick Type C disease.

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Under the February 2015 SOW, BRNI agreed, among other things, to perform certain services for the further development of BRNI’s Alzheimer’s diagnostic test. In order for BRNI to perform such services, Neurotrope BioScience agreed, that within a reasonable time, it will reimburse a third party for services BRNI received from such third party in the amount of one hundred fifty thousand dollars ($150,000) in connection with BRNI’s former diagnostic trial program with such third party so that BRNI can receive certain codes to unblind patient data from its earlier program. Also, under certain conditions, Neurotrope BioScience had agreed to enter into an agreement with a specified research institution for the analysis of tissue samples and autopsy results for a validation trial as part of the development process for the diagnostic test. If Neurotrope BioScience did not proceed with a certain portion of such agreement by June 30, 2015, then the rights to the AD Diagnostic Test (an in vitro test system using certain biomarkers and skin cells to predict the presence of Alzheimer’s disease), would revert to BRNI and Neurotrope BioScience will no longer be licensed thereto. On July 10, 2015, Neurotrope BioScience, Inc.’s rights to the technology associated with the AD Diagnostic Test automatically reverted to BRNI in accordance with the SOW. The remaining terms and conditions of the TSLA and the SOW, including, without limitation, the license of technology associated with Neurotrope BioScience’s PKC activator research (such as bryostatin), remain in full force and effect, in accordance with the conditions thereof.

Going Concern

As shown in the unaudited condensed consolidated financial statements contained in this report, we have generated no revenues to date, have incurred substantial losses, and have substantial contractual commitments pursuant to various agreements to which we are a party.

Our ability to continue existence is dependent upon our continuing efforts to obtain additional financing to carry out our business plan. We intend to fund our operations through equity and/or debt financing arrangements and any revenues generated in the future. However, there can be no assurance that these arrangements, if any, will be sufficient to fund our ongoing capital expenditures, working capital, and other cash requirements. The outcome of these matters cannot be predicted at this time.

There can be no assurance that any additional financings will be available to us on satisfactory terms and conditions, if at all. These conditions raise substantial doubt as to our ability to continue as a going concern.

The unaudited condensed consolidated financial statements contained in this report do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Strategy

One of the central tenets of BRNI’s and our research and development is the belief that the neurodegeneration underlying these neurological diseases can be halted or reversed. We believe that the process of halting and reversing neurodegeneration may be achieved by an improvement in nerve cell viability and synaptic function through activation of an enzyme called PKC. This enzyme is actually a super family of isozymes (α, β, γ, δ, ε…) which have different activities in different tissues. The PKC epsilon variant has a very high concentration in the synapses of neurons, suggesting it plays a role in maintaining synaptic function. Deficient activity or low concentrations of PKC epsilon in aging subjects is proposed by BRNI to be one of the primary causes of the neurodegeneration seen in AD. Through a variety of the latest biomedical techniques and animal models developed to map and quantify neuroregeneration, BRNI has established a central role for PKC epsilon in re-modeling or restoring synaptic function in both healthy and diseased neurons in the central nervous system. In contrast to the industry’s historic focus on product candidates relating to either removal of amyloid plaque or Tau pathology in the brain, which have collectively resulted in numerous, failed clinical trials, Neurotrope is following a new and novel approach to AD drug development. Specifically, research conducted in animal models by the Company’s Chief Scientific Officer, Dr. Dan Alkon, of the Blanchette Rockefeller Neurosciences Institute, showed that PKCe, when stimulated, initiated a cascade of enzymatic events, ultimately improved synaptic function, increased vital neurotropic factors and induced formation of new synapses. The stimulation of PKCe is far upstream from the formation of plaques and tangles, which may be considered pathologic markers of AD, rather than causes. As a potent modulator of PKCe at low dose levels, bryostatin has been shown to stimulate this key enzyme in our animal models, thus showing potential promise in restoring memory and learning function.

The flagship product candidate in the Neurotrope armamentarium is bryostatin. This drug has previously been evaluated in over 1,200 patients at the National Cancer Institute, or NCI, for the treatment of various forms of cancer. While bryostatin did not show sufficient anti-cancer effects to warrant commercialization of the compound, much useful information on the safety, pharmacodynamics, and toxicity of the drug was gleaned from these human trials.

It was discovered by BRNI that at a much lower dose than that which was used in these anti-cancer trials, bryostatin is a potent activator of PKC epsilon and thus may have efficacy in treating AD.

In addition, BRNI is conducting an expanded access program of Bryostatin-1 in patients with advanced AD. The purpose of the program is to provide experimental care to patients and to gain experience in understanding dosing, safety and efficacy of the drug in these patients. In this program, patients receive the drug, with informed consent, under the supervision of licensed physicians who are experts in the care of patients with advanced dementia. Treating physicians monitor safety and clinical outcomes. Thus far, three patients with advanced AD have been treated, two of which were treated under an IND cleared by the U.S. Food and Drug Administration, or FDA, which is held by BRNI. Both patient studies have concluded, with the last patient treated for almost one year on the protocol. On the basis of communication from caregivers and treating physicians, BRNI, with our support, has decided to enroll additional patients in the expanded access program. It is essential to note that this study is an open label study with no placebo control. We recognize that this study does not meet accepted scientific standards of a rigorous double blind placebo controlled clinical trial. Therefore, information derived from this program is purely anecdotal and cannot be used to support any scientific claims regarding either safety or efficacy.

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Again, we emphasize that this program does not provide rigorous data regarding safety and efficacy.

The NCI has allowed BRNI access to the valuable chemical, animal and human data from its cancer studies, to which we, in turn, have access under the BRNI License to be used in our own research and regulatory programs.

Our strategy is to efficiently utilize our licensed proprietary and patented technologies to further the development of those technologies toward commercializing a therapeutic for AD and potentially utilize these technologies to treat other neurological diseases. We may also seek to acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy. In addition, we plan to utilize technologies licensed from BRNI and Mount Sinai in order to pursue therapeutics for orphan drug indications, including Fragile X Syndrome and Niemann-Pick Type C disease. We license intellectual property from BRNI relating to Fragile X Syndrome (“FXS”). FXS is the most common cause of inherited intellectual disability and the most common known genetic cause of autism or autism spectrum disorders. Symptoms of FXS include a range from learning disabilities to more severe cognitive or intellectual disabilities. Delays in speech and language development are common, as are a variety of physical and behavioral characteristics. FXS is caused by a “full mutation” of the FMR1 Gene. There are approximately 135,000 Fragile X Syndrome patients in the United States and a similar number in Europe. Neurotrope BioScience receives support from the FRAXA Research Foundation, Inc. ("FRAXA") to fund a pre-clinical Fragile X Syndrome ("FXS") behavior study for bryostatin at FRAXA's purpose built laboratory located at the University of Chile in Santiago, Chile. FRAXA will provide full funding for a preclinical study to evaluate the behavioral effects of bryostatin-1 in a FXS mouse model. We have formed an experienced clinical advisory board to assist us with the first protocol for a planned Phase 2a study in 18 to 24 patients. We expect to complete the first clinical trial, depending upon our resources, by the end of 2016. We have been granted orphan drug designation by the FDA for the use of bryostatin in the treatment Fragile X Syndrome.

Use of bryostatin to treat Niemann-Pick Type C Disease (“NP-C”) is being developed by the Company with collaborations with the Icahn School of Medicine at Mount Sinai in New York City (Mt. Sinai) and with the organization Support of Accelerated Research (“SOAR”). NP-C mainly affects children who develop severe neurologic symptoms including gait disturbance and cognitive deficits early in life. There are approximately 3,500 NP-C patients in the United States and a similar number in Europe. Patients with NP-C have a gene defect that results in the loss of the “normal” NPC1 or NPC2 protein that is important for cholesterol trafficking. As a result of the gene defect, patients have accumulation of cholesterol and a number of other lipids such as sphingolipids, as well as an accumulation of gangliosides in various tissues, including the brain. Rates of disease progression and life expectancy vary widely; however, the majority of patients die between 10 and 25 years of age. Progressive neurological manifestations in NP-C patients have a profound effect on quality of life for both the patients and their caregivers.

Neurotrope Bioscience presented the findings of an in vitro study of bryostatin's effects on Niemann Pick Type C1 cells (NPC1 cells) at the annual “Michael, Marcia & Christa Parseghian Scientific Conference” for Niemann-Pick Type C research at the University of Notre Dame in June 2015. The presentation reported the results of in vitro studies of three PKC activators, bryostatin, DCPLA and diazoxide, on their ability to correct the cholesterol transport defect in NPC1 cells. The studies, conducted at Mt. Sinai, in conjunction with Neurotrope, concluded that all three PKC activators were able to induce clearance of cholesterol from NPC1 cells to varying degrees and at different drug concentrations. The study demonstrated that bryostatin was the most potent compound showing statistically significant activity at the nanomolar concentration. A second patient cell line with a completely distinct NPC1 genotype was also tested with similar results. In vivo studies are currently underway at Mt. Sinai to evaluate the effect of bryostatin in an animal model of Niemann-Pick Type C. We are working towards completion of the necessary pre-clinical work in order to obtain FDA approval of an IND, or investigational new drug, application. Assuming that the pre-clinical work shows positive activity, we expect to apply for orphan drug designation for this indication.

Following the conference, in June 2015, the Company announced that Neurotrope Bioscience would conduct an additional preclinical study, in collaboration with a leading research institution, to examine the effect of bryostatin in Niemann-Pick type C mice (NP-C Mice). The study is being funded by several family foundations under the auspices of SOAR-NPC. This planned study will examine the effects of various dosing regimens of bryostatin in NP-C Mice over a brief treatment period. Specifically, the in vivo study will seek to confirm previous in vitro studies that suggest bryostatin may be effective in correcting the cholesterol transport defect in NP-C. The Company expects the results of the study to be available in the third quarter of 2015. This study is designed to examine the ability of bryostatin treatment to remove cholesterol from the brain which is believed to be critical for an effective therapy of NP-C.

Critical Accounting Policies, Estimates, and Judgments

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, the most critical of which are those related to accounting for equity compensation and our commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Results of Operations

Comparison of the six months ended June 30, 2015 and June 30, 2014

Revenues

We did not generate any revenues for the six months ended June 30, 2015 and 2014.

Operating Expenses

Overview

Total operating expenses for the six months ended June 30, 2015 were $4,843,768 versus $3,726,292 for the six months ended June 30, 2014, an increase of approximately 30%. The increase in operating expenses is due primarily to the acceleration of product research and development activities relating to efforts to commercialize pharmaceutical products for the treatment of neurodegenerative diseases and its collaboration with BRNI and an increase in general and administrative expenses to support product research and development activities.

Research and Development Expenses

	Six months ended June 30, 2015							Six months ended June 30, 2014
	Therapeutic		Diagnostic		Patents & Licenses		Total	Therapeutic	Diagnostic	Patents & Licenses	Total
Related Party (BRNI)	$	NA	$	NA	$	NA	$1,215,881	$125,342	$822,738	$115,148	$1,063,228
Non-Related Party		1,033,741		0		45,737	1,079,478	405,968	0	0	405,968
Total	$	NA	$	NA	$	NA	$2,295,359	$351,310	$822,738	$115,148	$1,469,196

For the six months ended June 30, 2015, we incurred $1,200,000 of research and development – related party expenses versus $1,063,228 for the six months ended June 30, 2014. These expenses are incurred pursuant to our strategic alliance with BRNI for ongoing research and development principally relating to the development of our potential therapeutic and AD Diagnostic Test. In February 2015, we signed a new SOW with BRNI to pay them a flat fee of $200,000 per month through September 30, 2015, which covers product development activities and maintenance of the licensed patent portfolio.

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For the six months ended June 30, 2015, we incurred $1,079,478 in research and development expenses with non-related parties versus $405,968 for the six months ended June 30, 2014. These expenses were incurred pursuant to developing the potential AD therapeutic product and products relating to orphan drug indications. Of these expenses, for the six months ended June 30, 2015, $872,785 related to conducting our AD Phase 2a clinical trial and related production and storing of drug product versus $41,133 for the comparable 2014 period, $138,741 for clinical consulting services versus $0 for the comparable 2014 period, $24,787 of licensing payment amortization relating to the Stanford and Mount Sinai license agreements versus $10,034 for the comparable 2014 period, $18,015 for orphan drug development costs versus $0 for the comparable 2014 period, and $25,150 for development of alternative drug supply with Stanford University versus $0 for the comparable 2014 period. We expect our research and development expenses to increase, as our resources permit, in order to advance our potential products.

General and Administrative Expenses

We incurred related party general and administrative expenses totaling $54,000 and $54,000 for the six months ended June 30, 2015 and 2014, respectively. This amount is attributable to the payments to our prior Chairman for services provided to us as a director.

We incurred $2,424,340 and $1,866,612 of other general and administrative expenses for the six months ended June 30, 2015 and 2014, respectively, an increase of approximately 30%. Of the amounts for the six months ended June 30, 2015 versus the comparable 2014 period: $1,510,348 was incurred for wages, bonuses, vacation pay, severance, taxes and insurance, for six employees plus our Chairman, versus $854,394 for four employees for the 2014 comparable period; $396,300 for ongoing legal expenses versus $239,837, $128,120 was incurred for investor relations services versus $66,680; $126,749 was incurred for insurance versus $41,550, $0 was incurred for outside operations consulting services versus $423,077 based upon the Company either hiring the consultants or completing services provided by such consultants; $82,029 was incurred for travel expenses, versus $133,877; $75,502 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services versus $93,795; and $105,292 was incurred for office rent and utilities, supplies, license fees, filing costs, rent, advertising and other, mostly relating to new office facilities in New Jersey, versus $13,402. As further discussed in Note 4 (Contractual Commitments) and Note 12 (Subsequent Events) that are included in the Notes to Condensed Consolidated Financial Statements (Unaudited) above, with respect to the amounts that we incurred for severance, we have accrued a total of $265,000 of severance payments as of June 30, 2015, which are contingent upon us raising additional capital in excess of $7.5 million.

Stock Based Compensation Expenses

We incurred related party non-cash expenses totaling $87,154 versus $134,267 for the six months ended June 30, 2015 and 2014, respectively, in connection with the issuance of stock options, and we incurred $157,861 and $202,217 of non-related party non-cash expenses for issuance of stock options for the six months ended June 30, 2015 and 2014, respectively. The decrease is a result of canceling previously issued stock options terminated in 2014 partially offset by the issuance of new stock options during the six months ended June 30, 2015.

Other Income

We earned $2,489 of net interest income for the six months ended June 30, 2015 versus $8,883 for the six months ended June 30, 2014 on funds temporarily deposited in an interest bearing money market account. This decrease is attributable to the reduction in cash balances.

Net loss and earnings (losses) per share

We incurred losses of $5,016,225 and $3,717,409 for the six months ended June 30, 2015 and 2014, respectively. The increased loss was primarily due to our increased activities and new employee hiring during 2014. Earnings (losses) per common share including dividends accruable on Series A Preferred Stock were ($0.22) and ($0.21) for the six months ended June 30, 2015 and 2014, respectively. The increase in loss per share is primarily attributable to the increase in our operating loss for the current period.

Comparison of the three months ended June 30, 2015 and June 30, 2014

Revenues

We did not generate any revenues for the three months ended June 30, 2015 and 2014.

Operating Expenses

Overview

Total operating expenses for the three months ended June 30, 2015 were $2,475,877 versus $2,031,366 for the three months ended June 30, 2014, an increase of approximately 22%. The increase in operating expenses is due primarily to the acceleration of product research and development activities relating to efforts to commercialize pharmaceutical products for the treatment of neurodegenerative diseases and its collaboration with BRNI and an increase in general and administrative expenses to support product research and development activities.

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Research and Development Expenses

	Three months ended June 30, 2015							Three months ended June 30, 2014
	Therapeutic		Diagnostic		Patents & Licenses		Total	Therapeutic	Diagnostic	Patents & Licenses	Total
Related Party (BRNI)	$	NA	$	NA	$	NA	$615,881	$0	$411,369	$0	$411,369
Non-Related Party		571,446		0		15,375	586,821	405,968	0	0	405,968
Total	$	NA	$	NA	$	NA	$1,202,702	$405,968	$411,369	$0	$817,337

For the three months ended June 30, 2015, we incurred $615,881 of research and development – related party expenses versus $411,369 for the three months ended June 30, 2014. These expenses are incurred pursuant to our strategic alliance with BRNI for ongoing research and development principally relating to the development of our potential therapeutic and the AD Diagnostic Test. In February 2015, we signed a new SOW with BRNI to pay them a flat fee of $200,000 per month which covers product development activities and maintenance of the licensed patent portfolio.

For the three months ended June 30, 2015, we incurred $586,821 in research and development expenses with non-related parties versus $405,968 for the three months ended June 30, 2014. These expenses were incurred pursuant to developing the potential AD therapeutic product and products relating to orphan drug indications. Of these expenses, for the three months ended June 30, 2015, $546,846 related to conducting our AD Phase 2a clinical trial and related production and storing of drug product versus $395,934 for the comparable 2014 period, $26,932 for clinical consulting services versus $0 for the comparable 2014 period, $15,375 of licensing payment amortization relating to the Stanford and Mount Sinai license agreements versus $10,034 for the comparable 2014 period, $18,015 for orphan drug development costs versus $0 for the comparable 2014 period, and $25,150 for development of alternative drug supply with Stanford University versus $0 for the comparable 2014 period.

General and Administrative Expenses

We incurred related party general and administrative expenses totaling $27,000 and $27,000 for the three months ended June 30, 2015 and 2014, respectively. This amount is attributable to the payments to our prior Chairman for services provided to us as a director.

We incurred $1,237,982 and $1,021,464 of other general and administrative expenses for the three months ended June 30, 2015 and 2014, respectively, an increase of approximately 21%. Of the amounts for the three months ended June 30, 2015 versus the comparable 2014 period: $913,962 was incurred for wages, bonuses, vacation pay, severance, taxes and insurance, for six employees plus our Chairman, versus $406,767 for four employees for the 2014 comparable period; $121,928 for ongoing legal expenses versus $102,131, $59,637 was incurred for investor relations services versus $46,050; $63,546 was incurred for insurance versus $22,311, $0 was incurred for outside operations consulting services versus $231,745 based upon the Company either hiring the consultants or completing services provided by such consultants; $23,052 was incurred for travel expenses, versus $72,637; $64,642 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services versus $75,235; and $48,740 was incurred for office rent and utilities, supplies, license fees, filing costs, rent, advertising and other, mostly relating to new office facilities in New Jersey, versus $7,064.

Stock Based Compensation Expenses

We incurred related party non-cash expenses totaling $43,818 versus $67,504 for the three months ended June 30, 2015 and 2014, respectively, in connection with the issuance of stock options, and we incurred $139,375 and $98,061 of non-related party non-cash expenses for issuance of stock options for the three months ended June 30, 2015 and 2014, respectively.

Other Income

We earned $921 of net interest income for the three months ended June 30, 2015 versus $4,454 for the three months ended June 30, 2014 on funds temporarily deposited in an interest bearing money market account. This decrease is attributable to the reduction in cash balances.

Net loss and earnings (losses) per share

We incurred losses of $2,649,956 and $2,026,912 for the three months ended June 30, 2015 and 2014, respectively. The increased loss was primarily due to our increased activities and new employee hiring during 2014. Earnings (losses) per common share including dividends accruable on Series A Preferred Stock were ($0.11) and ($0.11) for the three months ended June 30, 2015 and 2014, respectively. The increase in losses coincides with a less proportional increase in weighted average common shares outstanding, resulting in an increase in losses per share.

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Financial Condition, Liquidity and Capital Resources

Since the inception of Neurotrope BioScience, we have primarily devoted our efforts to raising capital, negotiating the BRNI License and furthering the development of our therapeutic products candidates and the AD Diagnostic Test toward commercialization while conducting business planning and recruiting executive management.

Cash and Working Capital

Since inception, we incurred negative cash flows from operations. As of June 30, 2015, we had an accumulated deficit of $23,298,914 and had working capital of $2,040,617 as compared to working capital of $6,818,242 as of December 31, 2014. The $4,777,625, decrease in working capital was attributable to our expenditures relating principally to development of potential therapeutic products and potential diagnostic product and general and administrative expenses which resulted in a net loss of $5,016,225 and capital expenditures of $11,827 offset by non-cash expenses of $248,064 and proceeds from the exercise of common stock warrants of $2,363 for the six months ended June 30, 2015.

Sources and Uses of Liquidity

Since inception, we have satisfied our operating cash requirements from the private placement of Series A Preferred Stock sold principally to outside investors.

In February 2013, through a private placement, we issued 9,073,300 shares of Series A Preferred Stock at $1.00 per share, resulting in gross proceeds of $9,073,300. In connection with the closing of the private placement, we paid a placement agent $882,330. In May 2013, we issued an additional 1,313,325 shares of Series A Preferred Stock at $1.00 per share, resulting in gross proceeds of $1,313,325, on which we paid a placement agent $131,332. In August 2013, through an additional private placement, we issued 11,533,375 of Series A Preferred Stock at $1.00 per share, resulting in gross proceeds of $11,533,375. In connection with the closing of the August 2013 private placement, we paid a placement agent $1,103,338. Further, Neurotrope BioScience became a wholly-owned subsidiary of a publicly traded company in the Reverse Merger. In October 2013, through an additional private placement, we issued 1,080,000 of Series A Preferred Stock at $1.00 per share, resulting in gross proceeds of $1,080,000. In connection with the closing of the private placement, we paid a placement agent $108,000.

As of June 30, 2015, we had cash and cash equivalents totaling approximately $3.4 million, which decreased to approximately $2.4 million as of August 5, 2015. Management believes we have sufficient capital to fund the Company through the end of the fiscal year ending on December 31, 2015 without curtailing our product development plans (See “Going Concern” below). On July 1, 2015, our Chairman and Chief Executive Officer, and on August 1, 2015, our former Chairman, all agreed to defer a portion of their compensation which allows the Company to preserve cash. In October 2014 and April 2015, we engaged consultants to assist us with fund-raising activities, though no transactions have occurred to date. In relation thereto, we agreed to issue 43,860 shares of common stock to one of the consultants as compensation for services to assist us with investment banking and capital raising activities.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable to a smaller reporting company.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

An evaluation was performed under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our principal executive officer and principal financial officer, respectively, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this report. Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are not effective due to the material weakness resulting from a limited segregation of duties among our employees with respect to our control activities. This deficiency is the result of our limited number of employees. This deficiency may affect management’s ability to determine if errors or inappropriate actions have taken place. Management is required to apply its judgment in evaluating the cost-benefit relationship of possible changes in our disclosure controls and procedures.

Management has affected certain measures including additional cash controls, dual-signature procedures, and other review and approval processes by the Company’s management team. The Company will implement hiring additional personnel to allow for segregation of duties, when resources permit.

Changes in Internal Controls over Financial Reporting

There was no change in our internal controls over financial reporting that occurred during the period covered by this report, which has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

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PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business, financial condition or results of operation. There are currently no pending legal proceedings that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results. As far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

ITEM 1A.	RISK FACTORS.

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations and financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this report. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

Risks Related to Our Business and Financial Condition

We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.

As of June 30, 2015, we had approximately $3.4 million of available cash and cash equivalents. We expect that our operating expenses over the next several years will increase as we expand our research and development activities, personnel, facilities, and infrastructure. We are currently reviewing our current operating plans, and we will require additional capital soon. Additional funds may be raised through the issuance of equity securities and/or debt financing, there being no assurance that any type of financing on terms acceptable to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. Any equity financing at a price below the then current conversion price of our Series A Preferred Stock will result in an adjustment to the conversion ratio, applicable to our Series A Preferred Stock, resulting in the issuance of additional shares of our common stock upon the conversion of our Series A Preferred Stock, which would further dilute our other stockholders. If such financing is not available when required or is not available on acceptable terms, we may be required to reduce or eliminate certain product candidates and development activities related to bryostatin, the “bryologs” or polyunsaturated fatty acid analogs and it may ultimately require us to suspend or cease operations, which could cause investors to lose the entire amount of their investment.

We cannot guarantee that we will continue as a going concern because we have not yet been successful in establishing profitable operations.

We received a report from our independent registered public accounting firm on our financial statements for fiscal years ended December 31, 2014 and 2013, which contained emphasis of matter language indicating substantial doubt about the Company’s ability to continue as a going concern. In addition, the footnotes to our financial statements contained in this Quarterly Report on Form 10-Q list factors, including substantial losses, substantial contractual commitments, and failure to generate revenues, which raise substantial doubt about our ability to continue as a going concern.

Our ongoing viability as a company depends on our ability to successfully develop and commercialize our licensed technology.

We are principally focused on developing a drug, bryostatin, for the treatment of AD and other diseases, which is still in the clinical testing stage and has not yet been fully developed. Our potential success is highly uncertain since our principal product candidate (bryostatin to treat AD) is in Phase 2 of development. Our other product candidates (use of bryostatin to treat Niemann Pick Type-C and Fragile X Syndrome) are even earlier in their development cycles. Bryostatin is also subject to regulatory approval. Our potential success depends upon our ability to complete development and successfully commercialize in a timely manner bryostatin for the treatment of AD or other diseases. We must develop bryostatin, successfully test it for safety and efficacy in the targeted patient population and manufacture the finished dosage form on a commercial scale to meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time-consuming and costly, and involves a high degree of business risk. Bryostatin is still at an early stage in its product development cycle, and any follow-on product candidates are still at the concept stage. The results of pre-clinical and clinical testing of our product candidates are uncertain and we cannot assure anybody that we will be able to obtain regulatory approvals of our product candidates. If obtained, regulatory approval may take longer or be more expensive than anticipated. Furthermore, even if regulatory approvals are obtained, our products may not perform as we expect and we may not be able to successfully and profitably produce and market any products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect our future operating results by restricting (or even prohibiting) the introduction and sale of our products.

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If the BRNI License were terminated, we may be required to cease operations.

Our rights to develop, commercialize and sell certain of our proposed products, including bryostatin, is, in part, dependent upon the BRNI License. BRNI has the right to terminate this agreement after 30 days prior notice in certain circumstances, including if we were to materially breach any provisions of the agreement after a 60-day cure period for breaches that are capable of being cured, in the event of certain bankruptcy or insolvency proceedings or in the event of the termination of the Amended and Restated Stockholders Agreement, or the Common Stockholders Agreement, dated August 23, 2013, with respect to the Company. Additionally, the BRNI License provides that the license may not be assigned, including by means of a change of control of the Company, or sublicensed without the consent of BRNI. For additional information regarding the BRNI License, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview.” If the BRNI License were terminated, we would lose rights to a substantial portion of the intellectual property currently being developed by us and no longer have the rights to develop, commercialize and sell some of our proposed products. As a result, we may be required to cease operations under such circumstance.

We currently rely on BRNI, and may also rely on other independent third-party contract research organizations, to perform clinical and non-clinical studies of our drug candidate and diagnostic test and to perform other research and development services.

The BRNI License requires us to use BRNI to provide research and development services and other scientific assistance and support services, including clinical trials, under certain conditions. The BRNI License limits our ability to make certain decisions, including those relating to our drug candidate, without BRNI’s consent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview.” Under certain conditions, we may, however, also rely on independent third-party contract research organizations, or a CRO, to perform clinical and non-clinical studies of our drug candidate. Many important aspects of the services that may be performed for us by CROs would be out of our direct control. If there were to be any dispute or disruption in our relationship with such CROs, the development of our drug candidate may be delayed. Moreover, in our regulatory submissions, we would expect to rely on the quality and validity of the clinical work performed by our CROs. If any of our CROs’ processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be materially adversely impacted.

We have relied on the representations and materials provided by BRNI, including scientific, peer-reviewed and non-peer reviewed publications, abstracts, slides, internal documents, verbal communications, patents and related patent filings, with respect to the results of its research related to our proposed products.

BRNI began the development of the intellectual property that forms the basis for our proposed products in 1999. We have relied on the quality and validity of the research results obtained by BRNI with respect to this intellectual property, and we have conducted limited verification of the raw preclinical and clinical data produced by BRNI. No independent third-party has verified any such data. If any of BRNI’s basic processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals, could be materially adversely impacted.

We have a limited operating history upon which investors can evaluate our future prospects.

Our drug product, bryostatin, is in an early development stage and we are subject to all of the risks inherent in the establishment of a new business enterprise. While development of our product candidates was started in 1999 by BRNI, Neurotrope BioScience was incorporated on October 31, 2012 and on that same date entered into the Technology License and Services Agreement with BRNI and NRV II, LLC for the continuing development and commercialization of our product candidates, and therefore we have a limited operating history. Our proposed products are currently in the research and development stage and we have not generated any revenues, nor do we expect our products to generate revenues for the near term, if ever. As a result, any investment in our securities must be evaluated in light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established pharmaceutical development business. The risks include, but are not limited to, the possibilities that any or all of our potential products will be found to be unsafe, ineffective or, that the products once developed, although effective, are not economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; or the failure to receive necessary regulatory clearances for our proposed products. To achieve profitable operations, we must successfully develop, obtain regulatory approval for, introduce and successfully market at a profit product candidates that are currently in the research and development phase. We only have one product candidate in clinical development, i.e., bryostatin to treat AD. Much of the clinical development work and testing for our product candidates remains to be completed. No assurance can be given that our research and development efforts will be successful, that required regulatory approvals will be obtained, that any of our candidates will be safe and effective, that any products, if developed and introduced, will be successfully marketed or achieve market acceptance or that products will be marketed at prices necessary to generate profits. Failure to successfully develop, obtain regulatory approvals for, or introduce and market our products would have material adverse effects on our business prospects, financial condition and results of operations.

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If we do not obtain the necessary regulatory approvals in the United States and/or other countries, we will not be able to sell our drug candidates.

We cannot assure you that we will receive the approvals necessary to commercialize bryostatin, or any other potential drug candidates we acquire or attempt to develop in the future. We will need approval from the FDA to commercialize our drug candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our drug candidates in those jurisdictions. In order to obtain FDA approval of bryostatin or any other drug candidate for the treatment of AD, we must submit first an Investigational New Drug, or IND, application and then a New Drug Application, or NDA, to the FDA, demonstrating that the drug candidate is safe, pure and potent, and effective for its intended use. This demonstration requires significant research including completion of clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depending upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. We cannot predict whether our clinical trials will demonstrate the safety and efficacy of our drug candidates or if the results of any clinical trials will be sufficient to advance to the next phase of development or for approval from the FDA. We also cannot predict whether our research and clinical approaches will result in drugs or therapeutics that the FDA considers safe and effective for the proposed indications. The FDA has substantial discretion in the drug approval process. The approval process may be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may prevent or delay commercialization of, and our ability to derive revenues from, our drug candidates and diminish any competitive advantages that we may otherwise believe that we hold. Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our applications. We may never obtain regulatory clearance for any of our drug candidates. Failure to obtain FDA approval of our drug candidates will leave us without a saleable product and therefore without any source of revenues. In addition, the FDA may require us to conduct additional clinical testing or to perform post-marketing studies, as a condition to granting marketing approval of a drug product or permit continued marketing, if previously approved. If conditional marketing approval is obtained, the results generated after approval could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The FDA has significant post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority has in some cases resulted, and in the future could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved drugs. In foreign jurisdictions, the regulatory approval processes generally include the same or similar risks as those associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our drug candidates for sale either within or outside the United States.

We have not generated any revenues since our inception and we do not expect to generate revenue for the foreseeable future. If we do not generate revenues and achieve profitability, we will likely need to curtail or cease our development plans and operations.

Our ability to generate revenues depends upon many factors, including our ability to complete development of our proposed products, our ability to obtain necessary regulatory approvals for our proposed products and our ability to successfully commercialize market and sell our products. We have not generated any revenues since we began operations on October 31, 2012. We expect to incur significant operating losses over the next several years. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we will likely need to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.

Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.

Pursuant to the BRNI License, we have obtained rights to certain patents owned by BRNI or licensed to NRV II, LLC by BRNI as of or subsequent to October 31, 2012. For additional information regarding the BRNI License, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview.” In the future, we may seek rights from third parties to other patents or patent applications. Our success will depend, in part, on our ability and the ability of our licensors to maintain and/or obtain and enforce patent protection for our proposed products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in the field of biotechnology and pharmaceuticals are generally highly uncertain and involve complex legal and scientific questions. We cannot be certain that we or our licensors were the first inventors of inventions covered by our licensed patents or that we or they were the first to file. Accordingly, the patents licensed to us may not be valid or afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have material adverse effects on our competitive position and business prospects.

Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.

It is possible that our licensed patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay additional licensing fees, pay to defend an infringement action or challenge the validity of the patents in court or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pay for such litigation. Pursuant to the BRNI License, BRNI has the exclusive right (but not the obligation) to apply for, file, prosecute or maintain patents and patent applications for our licensed technologies. However, in order to maintain our rights to use our licensed technologies, we must reimburse BRNI for all of the attorney’s fees and other costs and expenses related to any of the foregoing. For additional information regarding the BRNI License, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview.” If the patents licensed to us are determined to infringe a patent owned by a third party and we do not obtain a license under such third-party patents, or if we are found liable for infringement or are not able to have such third-party patents declared invalid, we may be liable for significant money damages, we may encounter significant delays in bringing products to market or we may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

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We may not be able to protect our trade secrets and other unpatented proprietary technologies, which could give our competitors an advantage over us.

In addition to our reliance on patents and pending patents owned by BRNI, we rely upon trade secrets and other unpatented proprietary technologies. We may not be able to adequately protect our rights with regard to such unpatented proprietary technologies or competitors may independently develop substantially equivalent technologies. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and, as a result, our competitors could gain a competitive advantage over us.

We are dependent on Charles S. Ramat, our President and Chief Executive Officer, for the successful execution of our business plan. The loss of Mr. Ramat or other key members of our management team could have a material adverse effect on our business prospects.

We are highly dependent on Charles S. Ramat, our President and Chief Executive Officer. We are dependent on Charles S. Ramat’s and our directors’ networks of contacts and experience to recruit key talent to the Company. We do not have key-man insurance on any of our officers. Loss of the services of Charles S. Ramat or other key members of our management team or our Board of Director’s ability to identify and hire key talent could have a material adverse effect on our business prospects, financial condition and results of operations.

If we are unable to hire additional qualified personnel our business prospects may suffer.

Our success and achievement of our business plans depend upon our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the implementation of our business plans and activities could have a materially adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business prospects, financial condition and results of operations.

We may not be able to in-license or acquire new development-stage products or technologies.

Our product commercialization strategy relies, to some extent, on our ability to in-license or acquire product formulation techniques, new chemical entities, or related know-how that has proprietary protection. We may also seek to acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy. The acquisition of products requires the identification of appropriate candidates, negotiation of terms of acquisition, financing for the acquisition and integration of the candidates into our portfolio. Failure to accomplish any of these tasks may diminish our growth rate and adversely alter our competitive position.

We are dependent upon the NCI to supply bryostatin for our clinical trials.

BRNI has entered into a material transfer agreement with the NCI, pursuant to which the NCI has agreed to supply bryostatin required for our pre-clinical research and clinical trials. This agreement does not provide for a sufficient amount of bryostatin to support the completion of our clinical trials that we are required to conduct in order to seek FDA approval of bryostatin for the treatment of AD. Therefore, BRNI or we will have to enter into one or more subsequent agreements with the NCI for the supply of additional amounts of bryostatin. If BRNI or we are unable to secure such additional agreements or if the NCI otherwise discontinues for any reason supplying us with bryostatin, then we would have to either secure another source of bryostatin or discontinue our efforts to develop and commercialize bryostatin for the treatment of AD. There can be no assurance that we will be able to secure future bryostatin supplies from any source on commercially reasonable terms, if at all.

We expect to rely on third parties to manufacture our proposed products and, as a result, we may not be able to control our product development or commercialization.

We currently do not have an FDA approved manufacturing facility. We expect to rely on contract manufacturers to produce quantities of products and substances necessary for product commercialization. See also the risk factor above captioned “We are dependent upon the NCI to supply bryostatin for our clinical trials.” Contract manufacturers that we use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. As a result:

·	there are a limited number of manufacturers that could produce the products for us and we may not be able to identify and enter into acceptable agreements with any manufacturers;
·	the products may not be produced at costs or in quantities necessary to make them commercially viable;
·	the quality of the products may not be acceptable to us and/or regulatory authorities;
·	our manufacturing partners may go out of business or file for bankruptcy;
·	our manufacturing partners may decide not to manufacture our products for us;
·	our manufacturing partners could fail to manufacture to our specifications;
·	there could be delays in the delivery of quantities needed;
·	we could be unable to fulfill our commercial needs in the event we obtain regulatory approvals and there is strong market demand; or
·	ongoing inspections by the FDA or other regulatory authorities may result in suspensions, seizures, recalls, fines, injunctions, revocations and/or criminal prosecutions.

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If we are unable to engage contract manufacturers or suppliers to manufacture or package our products, or if we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, or with a regulatory agency, then the submission of products for regulatory approval and subsequent sales of such products would be delayed. Any such delay may have a materially adverse effect on our business prospects, financial condition and results of operations.

We may rely on third parties for marketing and sales and our revenue prospects may depend on their efforts.

We currently have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. As a result if our product development is successful, our future success will likely depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties for sales, marketing or distribution, on the collaborator’s strategic interest in the products we have under development and on such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products as appropriate. However, we may not be able to establish or maintain such collaborative arrangements or, if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.

If our products are not accepted by patients, the medical community or health insurance companies, our business prospects will suffer.

Commercial sales of any products we successfully develop will substantially depend upon the products’ efficacy and on their acceptance by patients, the medical community, providers of comprehensive healthcare insurance, healthcare benefit plan managers, the Centers for Medicare and Medicaid Services, or CMS (which is the U.S. federal agency which administers Medicare, Medicaid and the State Children’s Health Insurance Program), and other organizations. Widespread acceptance of our products will require educating patients, the medical community and third-party payors of medical treatments as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if they are accepted, we are unable to estimate the length of time it would take to gain such acceptance.

The branded prescription segment of the pharmaceutical industry in which we operate is competitive, and we are particularly subject to the risks of such competition.

The branded prescription segment of the pharmaceutical industry in which we operate is competitive, in part, because the products that are sold require extensive sales and marketing resources invested in their commercialization. The increasing cost of prescription pharmaceuticals has caused providers of comprehensive healthcare insurance, healthcare benefit plan managers, CMS, as well as other organizations, collectively known as third-party payors, to tightly control and dictate their drug formulary plans to control the costs associated with the use of prescription pharmaceutical products by enrollees in these plans. Our ability to gain formulary access to drug plans supported by these third-party payors is substantially dependent on the differentiated patient benefit that our proposed products can provide, compared closely to similar products claiming the same benefits or advantages. We may not be able to differentiate our proposed products from those of our competitors, successfully develop or introduce new products that are less costly or offer better performance than those of our competitors, or offer purchasers of our proposed products payment and other commercial terms as favorable as those offered by our competitors. We expect that some of our proposed products, even if successfully developed and commercialized, will eventually face competition from a significant number of biotechnology or large pharmaceutical companies. Because most of our competitors have substantially greater financial and other resources than we have, we are particularly subject to the risks inherent in competing with them. The effects of this competition could materially adversely affect our business prospects, financial condition and results of operations.

We compete with many companies, research institutes, hospitals, governments and universities that are working to develop products and processes to treat or diagnose AD. We believe that others are doing research on Fragile X Syndrome and Niemann Pick disease. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. However, there has been a dearth of new product introductions in the last 20 years either for the treatment of AD symptoms or its definitive diagnosis in patients who begin exhibiting the memory and cognitive disorders associated with the disease. All of the products introduced to date for the treatment of AD have yielded negative or marginal results with little effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. The absolute determination of AD in patients is currently achieved only upon autopsy. We believe we are the only company currently pursuing PKCe activation as a mechanism to treat AD and neurodegenerative diseases. Although we believe that we have no direct competitors working in this same field on product candidates using the same mechanism of action, we cannot provide assurance that our competitors will not discover compounds or processes that may be competitive with our products and introduce such products or processes before us.

We are developing our product candidates to address unmet medical needs in the treatment of AD and other neurodegenerative diseases. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop our product candidates, complete preclinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

Our business will expose us to potential product liability risks, which could result in significant product liability exposure.

Our business will expose us to potential product liability risks that are inherent in the testing, designing, manufacturing and marketing of human therapeutic products. Product liability insurance in the pharmaceutical industry is generally expensive, and we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all. A successful products liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.

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A successful clinical trial liability claim against us could have a material adverse effect on our financial condition even with such insurance coverage.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our product candidates. Although we have procured clinical trial product liability insurance coverage for our bryostatin product candidate with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. We do not currently have insurance with respect to any other drug product. A successful clinical trial liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations even if we successfully obtain clinical trial insurance.

A successful liability claim against us could have a material adverse effect on our financial condition.

Our business and actions can expose us to potential liability risks that are inherent in business, generally, and in the pharmaceutical industry, specifically. While we maintain commercial general liability insurance with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. A successful liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.

Reforms in the health care industry and the uncertainty associated with pharmaceutical and laboratory test pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Public and private entities are seeking ways to reduce or contain increasing health care costs. All generic pharmaceutical manufacturers whose products are covered by the Medicaid program are required to rebate to each state a percentage of their “average manufacturer price” for the products in question. The extension of prescription drug coverage to all Medicare recipients was approved by Congress several years ago. Numerous other proposals to curb rising pharmaceutical prices have also been introduced or proposed in Congress and in some state legislatures. We cannot predict the nature of the measures that may be adopted or their effect on our competitive position. Our ability to market our products depends, in part, on reimbursement levels for them and related treatment established by health care providers, private health insurers and other organizations, including health maintenance organizations and managed care organizations. In the event that governmental authorities enact additional legislation or adopt regulations that affect third party coverage and reimbursement, demand for our products may be reduced, which may materially adversely affect our business prospects, financial condition and results of operations.

Consolidation in the pharmaceutical industry could materially affect our ability to operate as an independent entity.

The pressure to grow revenues while containing the escalating costs of basic research and development has resulted in an increase in mergers and acquisitions in our industry. More consolidation in the pharmaceutical industry is expected over the next five years. We could become an acquisition target by a larger competitor and, as a consequence, suffer serious disruptions to our business model or even lose control of our ability to operate as an independent entity. Such events could have a material adverse effect on our product development efforts or the commercialization of our proposed products.

Risks Related to Our Common Stock

There currently is a limited public market for our common stock. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently a limited public market for shares of our common stock, and an active trading market may never develop or, if developed, may not be maintained. Our common stock is not listed on a stock exchange. Our common stock is quoted on the OTC Market. The OTC Market is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. The average daily trading volume in our common stock was approximately 13,864 shares during the 90-day period ended July 28, 2015. We do not currently and may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which are often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing and remains listed on the OTC Market or suspended from the OTC Market, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Until our common stock is listed on a national securities exchange, such as The New York Stock Exchange or The Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Market, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

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Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person’s account for transactions in penny stocks; and
·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and
·	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

·	the basis on which the broker or dealer made the suitability determination; and
·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers and potential investors may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for existing stockholders to dispose of such securities and cause a decline in the market value of such securities.

Rule 15g-2 requires that disclosure has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Volatility in the price of our common stock could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

·	actual or anticipated variations in our operating results;
·	announcements of developments by us or our competitors;
·	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
·	adoption of new accounting standards affecting our industry;
·	additions or departures of key personnel;
·	sales of our common stock or other securities in the open market or in any publicized transaction;
·	changes in our industry;
·	regulatory and economic developments, including our ability to obtain working capital financing;
·	shares of our common stock are saleable under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and as a result, potential and actual sales of our common stock by our present stockholders may have a depressive effect on the price of our common stock in the marketplace;
·	on August 29, 2014, we filed a Registration Statement on Form 8-A with the SEC, and as a result, potential and actual sales of our common stock by our present stockholders may have a depressive effect on the price of our common stock in the marketplace;
·	on April 8, 2015, we filed a Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333- 200664), which became effective on May 11, 2015. Potential and actual sales of our common stock by our present stockholders pursuant to such Registration Statement may have a depressive effect on the price of our common stock in the marketplace;
·	our ability to execute our business plan;
·	other events or factors, many of which are beyond our control; and
·	announcement of clinical trial results.

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The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the public company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not likely receive any funds absent a sale of their shares. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may depend, in part, on the research and reports that securities analysts publish about our business and the Company. It is often more difficult to obtain analyst coverage for companies whose securities are traded on the OTC Market. We do not have any control over securities analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. Our common stock is currently covered by one securities analyst, however, we cannot assure you that this securities analyst, or any other securities analysts, will cover our common stock going forward.

Because state securities “Blue Sky” laws prohibit trading absent compliance with individual state laws, State Blue Sky registration requirements could limit resale of the shares.

Transfer of our common stock may be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual “Blue Sky” laws, our common stock may not be traded in such jurisdictions. It is the intention of our management to seek coverage and publication of information regarding us in an accepted publication which permits a “manuals exemption.” This manuals exemption permits a security to be sold by stockholders in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by that state. The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. The principal accepted manuals are those published by Standard and Poor’s, and Mergent, Inc. Many states expressly recognize these manuals. Certain states either do not recognize principal accepted manuals or do not expressly recognize the manuals exemption. These states include: Alabama, California, Illinois, Kentucky, Louisiana, Missouri, New Hampshire, New York, Tennessee and Virginia. Registration of the securities is required in these states in order for such securities to be sold by stockholders in such states. As a result, it will not be possible for persons to resell shares of our common stock pursuant to this registration statement in these states without such registration. There is no assurance that the state securities divisions will approve these registrations. Accordingly, investors should consider the secondary market for our securities to be a limited one.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

Any future issuance of our equity or equity-backed securities will dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As described above, we will need additional financing to continue our operations and may raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options and other equity compensation issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our Articles of Incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of our common or preferred stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of our common stock are then traded.

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The conversion of our issued and outstanding shares of Series A Preferred Stock could have the effect of diluting the voting power of common stockholders.

The conversion of shares of our Series A Preferred Stock could have the effect of changing or preventing a change of control of us and could dilute your interests. Our authorized capital stock includes 50,000,000 shares of preferred stock, of which 24,325,000 shares are designated as Series A Preferred Stock. Currently, our Series A Preferred Stock converts into common stock on a one-for-one basis. However, each share of our Series A Preferred Stock will convert into more than one share of our common stock in the event that we sell certain securities of the Company at a price per share that is less than the conversion price, which is currently set at $1.00 per share. The 45-day average price per share of our common stock for 45-day time period ended August 4, 2015 and the 90-day average price per share of our common stock for the 90-day time period ended August 4, 2015 were $0.76 and $0.91, respectively. On August 4, 2015, the last reported sales price for our common stock was $0.80 per share.

The effects of the conversion of shares of our Series A Preferred Stock upon the rights of our common stockholders might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stockholders, reducing the market price of our common stock, or impairing the liquidation rights of our common stock.

We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our common stock.

Without any stockholder vote or action, our Board of Directors may designate and approve for issuance shares of our preferred stock. The terms of any preferred stock may include priority claims to assets and dividends and special voting rights which could limit the rights of the holders of our common stock. The designation and issuance of preferred stock favorable to current management or stockholders could make any possible takeover of us or the removal of our management more difficult.

Being a public company is expensive and administratively burdensome.

Public reporting companies are subject to the information and reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Prior to August 29, 2014, we voluntarily filed certain reports with the SEC pursuant to the Exchange Act. On August 29, 2014, we filed a Registration Statement on Form 8-A with the SEC, which subjects us to the rules and regulations of the Exchange Act, including those requiring annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, public reporting companies must:

·	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

·	maintain policies relating to disclosure controls and procedures;

·	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

·	institute a more comprehensive compliance function, including with respect to corporate governance; and

·	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company has made it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on the audit and compensation committees.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act, or Section 404, requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent auditors will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. We have limited experience operating as a public reporting company under the level of internal control over financial reporting required by the Sarbanes-Oxley Act. We performed an evaluation under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, our principal executive officer and principal financial officer, respectively, of the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures and internal controls over financial reporting are not effective due to the material weakness resulting from a limited segregation of duties among our employees with respect to our control activities. This deficiency is the result of our limited number of employees. This deficiency may affect management’s ability to determine if errors or inappropriate actions have taken place. Management is required to apply its judgment in evaluating the cost-benefit relationship of possible changes in our disclosure controls and procedures.

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Even in the event that our management concludes that our internal control over financial reporting becomes effective, if our independent auditors are not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then (to the extent we are no longer a “smaller reporting company”) they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our common stock.

We must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in the future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404.

Neurosciences Research Ventures, Inc. will be able to exercise substantial control over our business.

Neurosciences Research Ventures, Inc. owns 8,573,750 shares of our common stock and 1,662,500 options to purchase shares of our common stock. In the aggregate, such securities represented beneficial ownership of approximately 33.7% of our common stock as of July 28, 2015, as calculated in accordance with Regulation S-K, Item 403. These numbers do not include 451,250 Indemnification Escrow Shares (as such term is defined in the Indemnification Shares Escrow Agreement entered into as of August 23, 2013 by and among Neurotrope, Inc., James New and Gottbetter & Partners LLP, which is being assigned to a new escrow agent and representative), that Neurosciences Research Ventures may be entitled to receive under the Indemnification Escrow Agreement. Additionally, pursuant to the Common Stockholders Agreement (as defined above), Neurosciences Research Ventures, Inc. has the right to nominate two representatives for election to our Board of Directors. Pursuant to this right, William S. Singer and James Gottlieb are members of our Board of Directors. As a result of the foregoing, BRNI and its affiliate, Neurosciences Research Ventures, Inc., are able to exercise substantial influence over our business, policies and practices.

In addition, Dr. Daniel Alkon, our Chief Scientific Officer, founding Scientific Director of BRNI and the Toyota Chair in Neuroscience at BRNI, owns 902,500 shares of our common stock and 175,000 options to purchase shares of our common stock. In the aggregate, such securities represented beneficial ownership of approximately 3.7% of our common stock as of July 28, 2015, as calculated in accordance with Regulation S-K, Item 403. These numbers do not include 47,500 Indemnification Escrow Shares that Dr. Alkon may be entitled to receive under the Indemnification Escrow Agreement

Northlea Partners, LLLP is able to exercise substantial control over our business.

Northlea Partners, LLLP owns 4,927,650 shares of our common stock, and 955,500 options to purchase shares of our common stock and 750,000 shares of our Series A Preferred Stock. These numbers do not include 259,350 Indemnification Escrow Shares to which Northlea Partners, LLP may be entitled to receive under the Indemnification Escrow Agreement. In addition, Dr. John Abeles, who is the Managing Member of Northlea Partners, LLLP and a member of our Board of Directors owns 250,000 options to purchase shares of our common stock, of which 104,658 will be vested as of the date 60 days from July 28, 2015. In the aggregate, such securities represented beneficial ownership of approximately 22.1% of our common stock as of July 28, 2015, as calculated in accordance with Regulation S-K, Item 403. Additionally, pursuant to the Common Stockholders Agreement, Northlea Partners, LLLP has the right to nominate two representatives for election to our Board of Directors. Pursuant to this right, Dr. John Abeles and Dr. Larry D. Altstiel are members of our Board of Directors. As a result of the foregoing, Northlea Partners, LLLP is able to exercise substantial influence over our business, policies and practices.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Other than as set forth below, there have been no other unregistered sales of equity securities during the quarter ended June 30, 2015.

From April 1, 2015 through June 30, 2015, private placement investors converted a total of 1,753,500 shares of the Company’s Series A Preferred Stock into 1,753,500 shares of the Company’s common stock.

These issuances were exempt from registration under the Securities Act of 1933, as amended, under Section 4(a)(2) thereof as not involving any public offering of securities

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ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5.	OTHER INFORMATION.

Not applicable.

ITEM 6.	EXHIBITS.

The following exhibits are filed (or furnished) with this Report:

2.1	Agreement and Plan of Merger, dated June 20, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.2	Amendment to Agreement and Plan of Merger, dated July 10, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.3	Agreement and Plan of Merger and Reorganization, dated as of August 23, 2013, by and among the Registrant, Acquisition Sub and Neurotrope BioScience, Inc. (incorporated by reference from Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

3.1	Articles of Incorporation of Neurotrope, Inc. (incorporated by reference from Exhibit 3.1 to Neurotrope Inc.’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.2	Florida Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.3	Nevada Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013 (incorporated by reference from Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

3.4	Certificate of Merger of Neurotrope BioScience, Inc., with and into Neurotrope Acquisition, Inc., filed August 23, 2013 (incorporated by reference from Exhibit 3.4 to Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

3.5	Certificate of Designations of Series A Convertible Preferred Stock of Neurotrope, Inc., filed with the Nevada Secretary of State on August 22, 2013 (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2013)

3.6	Amended and Restated By-Laws of Neurotrope, Inc. (incorporated by reference from Exhibit 3.2 to Neurotrope Inc.’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

31.1	Rule 13(a)-14(a)/15(d)-14(a) Certification of principal executive officer

31.2	Rule 13(a)-14(a)/15(d)-14(a) Certification of principal financial and accounting officer

32.1	Section 1350 Certification of principal executive officer (This certification is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.)

32.2	Section 1350 Certification of principal financial and accounting officer (This certification is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.)

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101*	Interactive Data Files of Financial Statements and Notes.

101.ins*	Instant Document

101.sch*	XBRL Taxonomy Schema Document

101.cal*	XBRL Taxonomy Calculation Linkbase Document

101.def*	XBRL Taxonomy Definition Linkbase Document

101.lab*	XBRL Taxonomy Label Linkbase Document

101.pre*	XBRL Taxonomy Presentation Linkbase Document

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 14, 2015	Neurotrope, Inc.

	By:	/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer, Executive Vice President, Secretary and Treasurer
(Principal Financial and Accounting Officer)

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Exhibit 31.1

Certification Pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934

I, Charles Ramat, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2015, of Neurotrope, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15-d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

August 14, 2015

/s/ Charles Ramat
Charles Ramat, President and
Chief Executive Officer

Exhibit 31.2

Certification Pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934

I, Robert Weinstein, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2015, of Neurotrope, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15-d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

August 14, 2015

/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer, Executive Vice President,
Secretary and Treasurer
(principal financial and accounting officer)

Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), I, Charles Ramat, certify that:

1.	The Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the “Report”) of Neurotrope, Inc. (the “Company”) as filed with the Securities and Exchange Commission as of the date hereof, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2015

/s/ Charles Ramat
Charles Ramat, President and Chief Executive Officer

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

Certification Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), I, Robert Weinstein, certify that:

1.	The Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the “Report”) of Neurotrope, Inc. (the “Company”) as filed with the Securities and Exchange Commission as of the date hereof, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2015

/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer, Executive Vice
President, Secretary and Treasurer
(principal financial and accounting officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.